Exhibit 10.22*

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
dated as of September 30, 2022

between
UNITED WHOLESALE MORTGAGE, LLC
as Borrower,
and
CITIBANK, N.A.,
as Lender

* Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted

TABLE OF CONTENTS
i

ii

Schedules
Schedule I    Definitions
Schedule II    Collateral Account
Schedule III    [Reserved]
Schedule IV    [Reserved]
Schedule V    [Reserved]
Schedule VI    [Reserved]
Schedule VII    Agency Consent Agreements
Schedule 5.01    Conditions Precedent to the Effectiveness of this Agreement
Schedule 5.02    Conditions Precedent to each Loan
Schedule 6.01(t)    Borrower’s Existing Financing Facilities
Schedule 6.01(z)    Agency Financial Covenants
Schedule 6.02    Eligibility Criteria with respect to the Mortgage Loans
Schedule 7.01(g)    Borrower’s Accounts
Schedule 7.01(i)    Citibank, N.A. Required Investor Reports
Schedule 11.02    Notices
Exhibits
Exhibit 2.02(a)    Form of Note
Exhibit 2.03    Form of Borrower Funding Request
Exhibit 2.09    Form of Prepayment Notice
Exhibit 3.02-1    Form of U.S. Tax Compliance (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 3.02-2    Form of U.S. Tax Compliance (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 3.02-3    Form of U.S. Tax Compliance (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 3.02-4    Form of U.S. Tax Compliance (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 4.04    Form of Power of Attorney
Exhibit 7.01    Form of Compliance Certificate
iii

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of September 30, 2022, is between UNITED WHOLESALE MORTGAGE, LLC, a Michigan limited liability company, in its capacity as borrower and servicer (“Borrower”), and CITIBANK, N.A., a national banking association, (the “Lender”).
BACKGROUND
The Borrower wishes to obtain financing from time to time to provide funding for the origination, acquisition or holding of certain Eligible Servicing Rights, which Eligible Servicing Rights shall secure Loans (as defined herein) to be made by the Lender hereunder.
The Lender has agreed, subject to the terms and conditions of this Agreement (as defined herein), to provide such financing to the Borrower.
The parties previously entered into a Loan and Security Agreement, dated as of September 27, 2022 (as amended or supplemented from time to time, the “Existing LSA”).

The parties hereto have requested that the Existing LSA be amended and restated, in its entirety, subject to the terms and conditions of this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS, ACCOUNTING MATTERS, APPLICABILITY

Section 1.01    Definitions; Construction.
(a)Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in Schedule I.
(b)All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.
(c)The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Facility Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Facility Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes an electronic or a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means

“including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
(d)Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Borrower by Lender or an authorized officer of Lender provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement. Any Event of Default hereunder shall be deemed to be continuing unless explicitly waived in writing by Lender in its sole and absolute discretion and once waived in writing by Lender shall be deemed to be not continuing, subject to and in accordance with the terms and conditions of any applicable waiver.
(e)A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where the Borrower is required to provide any document to Lender under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Lender requests otherwise. At the request of Lender, the document shall be provided in computer disk form or both printed and computer disk form.
(f)This Agreement is the result of negotiations among, and has been reviewed by counsel to, Lender and Borrower, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Lender shall not be construed to require Lender to request or await receipt of information or documentation not available when required from or with respect to Borrower or the Collateral.
(g)Any determination of materiality made by Lender pursuant to this Agreement shall be in its sole discretion acting in good faith.
Section 1.02 Accounting Matters. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared in accordance with GAAP.

ARTICLE II

LOANS, BORROWING, PREPAYMENT

Section 2.01 Loans. On the terms and subject to the conditions set forth in this Agreement, the Lender (i) shall make loans in an aggregate amount not to exceed the Committed Amount, and (ii) in the event that the Outstanding Aggregate Loan Amount is equal to the Committed Amount, may, in its sole discretion, make loans on an uncommitted basis in an aggregate amount not to exceed the Uncommitted Amount (each loan under the preceding subclauses (i) and (ii), a “Loan”) to the Borrower from time to time. The Lender shall distribute the proceeds of such Loan to the Borrower on the related Funding Date in accordance with Section 2.03.

Section 2.02    Note.

(a)The Loans made by the Lender shall be evidenced by a single promissory note of the Borrower, substantially in the form of Exhibit 2.02(a) hereto (the “Note”), dated the date hereof, payable to the Lender in a principal amount equal to the sum of the Committed Amount plus the Uncommitted Amount.
(b)The date, amount, and interest rate of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof, provided, that failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower to make a payment when due of any amount hereunder or under the Note in respect of the Loans.
Section 2.03    Funding Requests and Collateral Reporting.

(a)    On any Funding Notice Date, Borrower may request Lender to make a Loan on the related Funding Date by delivering to Lender a Borrower Funding Request no later than 3:00 p.m. (New York City time) on such Funding Notice Date which shall become irrevocable by Borrower on or after 2:00 p.m. (New York City time) [***] Business Day prior to the related Funding Date. The amount of any Loan requested pursuant to a Borrower Funding Request shall be not greater than the related Available Loan Amount and shall not result in the Outstanding Aggregate Loan Amount exceeding the lesser of (i) the Borrowing Base and (ii) the sum of the Committed Amount plus the Uncommitted Amount. Lender shall have the obligation, subject to the terms and conditions of the Facility Documents, to enter into Loans with an aggregate outstanding amount of up to the Committed Amount and shall have no obligation to enter into Loans with respect to the Uncommitted Amount; provided that Lender shall provide Borrower with at least [***] Business Days’ prior written notice before exercising its discretion to cease entering into Loans with Borrower for all or any portion the Uncommitted Amount. Unless otherwise agreed to between Lender and Borrower in writing, all outstanding Loans at any one time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Lender shall not have the right, however, to terminate any Loans with respect to the Uncommitted Amount after the related Funding Date until the related Loan Repayment Date.
No later than [***] Business Days prior to each Funding Date (including the Initial Funding Date) where new Eligible Servicing Rights are to be added to the Collateral, Borrower shall deliver to Lender a Servicing Schedule (as of the related cut-off date) identifying all Eligible Servicing Rights to be pledged to Lender as Collateral under the terms and conditions of this Agreement and all Agency Obligations outstanding on the related Funding Date. Regardless of whether Borrower delivers a Borrower Funding Request during any calendar month, Borrower shall deliver to Lender or its designee (including any Person identified on Schedule 7.01(a) no later than the tenth (10th) Business Day of each month or as otherwise agreed to by Lender and Borrower (any such Business Day, the “Collateral Reporting Date”), (x) an Agency Obligations report, in a form mutually agreed to by Lender and Borrower, identifying all Agency Obligations outstanding on the date such report is submitted to Lender and (y) additional updated Servicing Schedules (as of the related cut-off date) with respect to all Eligible Servicing Rights that constitute the Collateral under the terms and conditions of this Agreement, which shall include all updates to the Collateral as reasonably requested by Lender since the delivery of the preceding Servicing Schedule. Notwithstanding anything contained herein to the contrary, all delivery requirements (including without limitation the Servicing Schedule) described above shall apply to each Borrower Funding Request.

In Lender’s determination of Collateral Value for any of the Eligible Servicing Rights hereunder, it shall apply the Market Value of the Eligible Servicing Rights in a related Borrowing Base Report. Any excess of the amount funded on such Loan over the Borrowing Base as reflected in the related Borrowing Base Report shall result in a Borrowing Base Deficiency as set forth in Section 2.08(b) of this Agreement.
Notwithstanding anything to the contrary contained in this Section 2.03(a), Lender shall have the right to determine Market Value at any time in its sole discretion, exercised in good faith, and deliver an updated Borrowing Base Report to Borrower, reflecting such determination at any time. For purposes of preparing each Borrowing Base Report, Lender shall calculate the Collateral Value of the Eligible Servicing Rights described in the Servicing Schedule. Upon reasonable request by the Borrower, the Lender shall, from time to time, provide reasonable information regarding the Valuation Assumptions made for purposes of its determination of Market Value in any Borrowing Base Report, as well as is necessary to demonstrate that such Market Value has been determined in accordance with the MV Criteria.
(b)    By delivering a Borrower Funding Request, Borrower represents and warrants to Lender that, after taking into account the amount of the requested Loan, all conditions precedent to such Loan specified in Section 5.02 of this Agreement have been satisfied.
Notwithstanding anything to the contrary contained in this Section 2.03 or Section 2.04, the Lender shall have the right to determine Market Value at any time in its sole discretion, acting in good faith. For purposes of preparing each Borrowing Base Report, the Lender shall calculate the Collateral Value of the Eligible Servicing Rights described in the related Servicing Schedule using the Market Value of such Eligible Servicing Rights determined in accordance with the terms hereof.
Section 2.04 Borrowing Base Reports. With respect to each Funding Date, the Lender shall determine the Market Value of the Eligible Servicing Rights to be pledged as security for a Loan on such Funding Date. In connection with such determination, Borrower shall provide to Lender the most recent servicing valuation conducted by a Valuation Agent with respect to the value of Borrower’s servicing portfolio in accordance with GAAP, on a quarterly basis (or more frequently, at Borrower’s sole discretion) upon such valuation becoming available. In addition to the foregoing, in connection with the determination of the Borrowing Base on each Funding Date, the Lender shall obtain a third party valuation by a Valuation Agent of the related Eligible Servicing Rights to be included in the Borrowing Base on such Funding Date; provided, that the Lender shall have no obligation to use any valuation obtained or delivered by Borrower as set forth above and shall have the right to determine the Market Value of the related Eligible Servicing Rights at any time in its sole discretion in accordance with the MV Criteria.

Section 2.05 Interest. Interest shall accrue on each Loan for each day during a related Interest Period at a per annum rate equal to the product of (x) the outstanding principal balance of such Loan on such day, multiplied by (y) the Interest Rate. Interest on the Loans and other amounts outstanding hereunder is due on each Monthly Settlement Date and shall accrue daily from the applicable Funding Date at the Interest Rate or such other rate provided for hereunder (including the Post-Default Rate, if applicable), until repaid in accordance with the applicable terms and conditions hereof. The Lender shall determine the Benchmark for each Loan, which may be calculated or reset on a daily basis by the Lender, and provide notice of such determination to the Borrower. The Lender shall also calculate the amount of interest or other amounts due, to be paid by the Borrower from time to time hereunder (including in connection with any prepayment or repayment of Loans permitted hereunder) and shall provide a written statement thereof to the Borrower at least [***] Business Days prior to the due date of such payments (or the relevant repayment or prepayment after having received a notice thereof);

provided, that failure to provide such statements on a timely basis shall not relieve the Borrower of the obligation to pay any interest and principal due on the applicable payment date (based upon its good faith calculation of the amount due, such amount to be promptly reconciled after receipt of a subsequent statement from the Lender) and other such amounts hereunder promptly upon receipt of such statement.

Section 2.06 Increased Capital Costs. If any change to a Requirement of Law (other than with respect to any amendment made to Lender’s organizational or governing documents) or any change in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(a)shall subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any Loans made pursuant to it;
(b)shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of the Loans or extensions of credit by, or any other acquisition of funds by any office of Lender; or
(c)shall impose on Lender any other condition;
and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender deems to be material, of effecting or maintaining any loans or transactions hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Lender shall give Borrower prompt notice thereof by delivering to Borrower a certificate with reasonable detail as to any additional amounts payable pursuant to this subsection as calculated by Lender in good faith (a “Yield Protection Notice”), which shall be conclusive in the absence of manifest error. Borrower shall, at its option, within [***] Business Days of its receipt of any such Yield Protection Notice, either (A) (1) notify Lender of its intent to terminate this Agreement (without the imposition of any form of penalty, breakage costs or exit fees) and (2) pay all Obligations hereunder within [***] days of such notice to Lender or (B) pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduced amount receivable thereafter incurred; provided that, with respect to the immediately preceding clause (B), Borrower shall only be obligated to pay those amounts pursuant to this Section 2.06(c) to the extent incurred by Lender (1) within [***] days prior to delivery of the Yield Protection Notice to Borrower or (2) on or after delivery of such Yield Protection Notice to Borrower. In the event Borrower elects to terminate this Agreement and pay all Obligations hereunder pursuant to clause (A) above, in no event shall Borrower pay (i) any increased costs specified in the Yield Protection Notice or (ii) any increased costs accrued during the [***] days prior to receipt of such Yield Protection Notice.
If Lender shall have determined in good faith that either (A) the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority or Official Body made subsequent to the date hereof; or (B) compliance by Lender or any corporation controlling Lender with: (1) any directive or request from any Governing Authority or Official Body (whether or not having the force of law) imposed after the date hereof or (2) the requirements of, whether such compliance is commenced prior to or after the date hereof, any of (x) Basel III or (y) the Dodd-Frank Act, or any existing rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating to Basel III or the Dodd-Frank Act; shall have the effect of reducing the rate of return on Lender’s or such corporation’s capital to a level below that which Lender or such corporation (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Lender to be material to the extent Lender or such corporation determines such increase in capital to be attributable to the existence of the obligations or agreements of Lender hereunder, then, in any such case, Lender shall give Borrower prompt notice thereof by delivering to Borrower a certificate with reasonable detail as to any additional amounts payable pursuant to this subsection as calculated by Lender in good faith (a “Capital Adequacy Notice”), which shall be conclusive in the absence of manifest error. Borrower shall, at its option, within [***] Business Days of its receipt of any such Capital Adequacy Notice, either (A) (1) notify Lender of its intent to terminate this Agreement (without the imposition of any form of penalty, breakage costs or exit fees) and (2) pay all Obligations hereunder within [***] days of such notice to Lender or (B) pay Lender such additional amount or amounts as will compensate Lender for such reduction; provided that, with respect to the immediately preceding clause (B), Borrower shall only be obligated to pay those amounts pursuant to this Section 2.06(c) to the extent incurred by Lender (1) within [***] days prior to delivery of the Capital Adequacy Notice to Borrower or (2) on or after delivery of such Capital Adequacy Notice to Borrower. In the event Borrower elects to terminate this Agreement and pay all Obligations hereunder pursuant to clause (A) above, in no event shall Sellers pay (i) any increased costs specified in the Capital Adequacy Notice or (ii) any increased costs accrued during the [***] days prior to receipt of such Capital Adequacy Notice.
If Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled; provided that Borrower shall only be obligated to pay such additional amounts to the extent Lender provides written notice of such amounts to the Borrower within [***] days following Lender becoming aware of the incurrence of any such increased costs. A certificate as to any additional amounts payable pursuant to this subsection submitted by Lender to the Borrower shall be conclusive in the absence of manifest error.
Section 2.07    [Reserved]

Section 2.08 Mandatory Repayment of Loans.

(a)The Borrower shall repay the Outstanding Aggregate Loan Amount with respect to all Loans and all other amounts due under this Agreement in full on the Loan Repayment Date. Loans may be prepaid in accordance with the terms of Section 2.09 hereof and, to the extent prepaid, may be re-borrowed hereunder in accordance with the terms hereof (including satisfaction of all conditions precedent contained in Section 5.02).
(b)If, on any Business Day (a “Borrowing Base Shortfall Day”), the Lender provides written notice to the Borrower that the Lender has determined in its sole reasonable discretion based on the Borrowing Base Report most recently delivered by the Lender pursuant to Section 2.04 that the Outstanding Aggregate Loan Amount on such day exceeds the lesser of (i) the Borrowing Base and (ii) the Committed Amount plus the Uncommitted Amount on such day by an amount (such circumstance, a “Borrowing Base Deficiency”), the Borrower shall no later than 5:00 p.m. (New York City time) on the next succeeding Business Day following the Borrowing Base Shortfall Day repay outstanding Loans (including accrued interest thereon), in an amount equal to the amount of the Borrowing Base Deficiency specified in the notice provided to the Borrower by the Lender (such requirement a “Margin Call”). Notwithstanding the prior sentence, Lender shall not require a Margin Call to be cured unless the related Borrowing Base Deficiency exceeds the Deficiency Threshold, either individually or on an aggregate basis with any other Borrowing Base Deficiencies that have occurred hereunder unless (i) there is a Margin Deficit in existence under the Master Repurchase Agreement or (ii) a Default or Event of Default has occurred. Any Borrowing Base Deficiency shall be cured, and the related Margin Call satisfied, in cash. Notwithstanding the foregoing, any Fannie Stop-Loss Cap Failure Borrowing Base Deficiency or Freddie Mac Claims Cap Failure Borrowing Base Deficiency shall not be subject to the Deficiency Threshold or other provisions set forth in the preceding sentence.
Section 2.09 Optional Prepayment. The Borrower may, at its option, prepay without penalty or premium any Loan advanced hereunder in full or in part on any Business Day (each an “Optional Prepayment Date”). Any such prepayment received by the Lender by 1:00 p.m. (New York City time) together with a Prepayment Notice on such Optional Prepayment Date shall be applied by the Lender on such Business Day. Any such prepayment received by the Lender after 1:00 p.m. (New York City time) on such Optional Prepayment Date shall be applied by the Lender on the following Business Day.
For the avoidance of doubt, except with respect to a payment in full pursuant to Section 2.06, any optional prepayment in full shall not result in the termination of this Agreement unless such termination is declared in writing by the Borrower, acting in its discretion.
Section 2.10 Commitment Fee/Adjustment to Uncommitted Amount. . The Borrower agrees to pay to the Lender the Commitment Fee, if any, in accordance with the terms set forth in the Pricing Side Letter. Provided that no Default or Event of Default has occurred or is continuing, Borrower shall have the right, from time to time, to adjust the Uncommitted Amount hereunder in accordance with Section 3 of the Pricing Side Letter.

Section 2.11    Determination of Interest Rate.

(a)    Interest Rate. The Interest Rate of the Loan shall be based on: (A) the SOFR Rate with respect to the applicable Interest Period if the Loan is a SOFR Loan or (B) the Alternate Rate with respect to the applicable Interest Period if the Loan is an Alternate Rate Loan.

(b)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to this Loan Agreement or any other Facility Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(c)    Benchmark Unavailability Period. During a Benchmark Unavailability Period, the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) shall during such Benchmark Unavailability Period be replaced with the Prime Rate.

(d)    Subject to the terms and conditions hereof, the Loan shall be either a SOFR Loan or an Alternate Rate Loan, as applicable, and Borrower shall pay interest on the outstanding principal balance of the Loan at the SOFR Rate or at the Alternate Rate, as applicable, for each day in the applicable Interest Period. Each determination by Lender of the Interest Rate shall be conclusive and binding upon Borrower for all purposes, absent manifest error. If and to the extent part of the Conforming Changes, any change in the rate of interest hereunder due to a change in the Benchmark shall become effective as of the opening of business on the first day on which such change in the Benchmark shall become effective.

(e)    Effect of Benchmark Transition.

(i)    Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Periodic Term SOFR Determination Day (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Date for such other Benchmark) for any day in any Interest Period, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Facility Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement).

(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to this Agreement or any other Facility Document.

(iii)    Lender will promptly notify Borrower of (i) the Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, and/or (iv) any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.11, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrower.

(iv)    Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert the Loan to an Alternate Rate Loan.

(f)    Disclaimer. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR (or any other Benchmark) or have the same volume or liquidity as did Term SOFR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.11 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by this Section 2.11 or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.11 on Borrower, its shareholders or any Affiliates Borrower or on any financial products or agreements in effect or offered by the Borrower or any Affiliates of the Borrower.
(g)    Borrower Repayment. In the event that Borrower determines that the Benchmark Replacement is unacceptable, Borrower shall provide notice of same to Lender within [***] Business Days of receipt of notice from Lender of the Benchmark Replacement and Borrower shall have the right to terminate this Agreement, on or prior to the date that is [***] Business Days following receipt of such notice (such date, the “Optional Repayment Date”), without the imposition of any form of penalty, breakage costs or exit fees. In the event that

Borrower elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Lender, on or prior to the Optional Repayment Date.
ARTICLE III

PAYMENTS; COMPUTATIONS; TAXES; FEES

Section 3.01    Payments and Computations, Etc.
(a)    Unless otherwise expressly stated herein, all amounts to be paid or deposited hereunder shall be paid or deposited in accordance with the terms hereof no later than 5:00 p.m. (New York time) on the day when due in lawful money of the United States of America in same day funds.
(b)    The Borrower shall, to the extent permitted by law, pay interest on all amounts (including principal, accrued interest and fees) due but not paid on the date such payment is due hereunder as provided herein, for the period from, and including, such due date until, but excluding, the date paid, at the applicable Default Rate, payable on demand; provided, however that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.
(c)    All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
(d)    The Borrower agrees that the principal of and interest on the Loans shall be a recourse obligation of the Borrower.
(e)    All payments made by the Borrower under this Agreement shall be made without set-off or counterclaim.
Section 3.02    Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Facility Document shall to the extent permitted by Applicable Law be made free and clear of and without reduction or withholding for any Taxes. If, however, Applicable Law requires the Borrower to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with Applicable Law as determined by the Borrower upon the basis of the information and documentation to be delivered pursuant to subsection (d) below.
(ii)If the Borrower shall be required by Applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Borrower shall withhold or make such required deductions, (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions for Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Tax Indemnification. Without limiting the provisions of subsection (a) above or duplicating the payment obligations set forth therein, the Borrower shall, and does hereby, indemnify the Lender and shall make payment in respect thereof within [***] days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) otherwise imposed on the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Lender gives the Borrower written evidence of the imposition or assertion of such Indemnified Taxes or Other Taxes and/or the incurrence of such penalties, interest or expenses, as the case may be; provided further that if the Lender fails to give notice to Borrower of the imposition of any Indemnified Taxes or Other Taxes within [***] days following its receipt of actual written notice of the imposition of such Indemnified Taxes or Other Taxes, there will be no obligation for Borrower to pay interest or penalties attributable to the period beginning after such [***] day and ending [***] days after Borrower receives notice from the Lender.
(c)Evidence of Payments. As soon as practicable, after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.02, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Lender.
(d)Status of Lenders; Tax Documentation.
(i)The Lender shall deliver to the Borrower, at the time or times prescribed by Applicable Law or when reasonably requested by the Borrower, such duly and properly completed and executed documentation prescribed by Applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made hereunder or under any other Facility Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) the Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or any other Facility Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(ii)Without limiting the generality of the foregoing, if the Borrower is a “United States person” as defined in section 7701(a)(30) of the Code,
(1)any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to the Borrower duly completed and executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower, whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of the IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty,
(II)duly completed and executed originals of Internal Revenue Service Form W-8ECI,
(III)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.02-2 or Exhibit 3.02-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.02-4 on behalf of each such direct and indirect partner,
(IV)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.02-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of Internal Revenue Service Form W-8BEN-E, or
(V)duly completed and executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
(iii)    If a payment made to a Lender hereunder or under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)    The Lender shall (A) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) cooperate, in its reasonable discretion, with the Borrower to mitigate any requirement of Applicable Law of any jurisdiction in which the Borrower may be required to withhold or deduct any taxes from amounts payable to Lender hereunder.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 3.03 Fees and Expenses. The Borrower agrees to pay to the Lender all of Lender’s reasonable, documented and out-of-pocket costs and expenses (including reasonable fees and expenses of Lender’s counsel) incurred in connection with the development, preparation, negotiation, administration, enforcement and execution of, and any amendment, waiver, supplement or modification to, this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith and consummation and administration of the Loans contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Lender, and (ii) all the due diligence, valuation, inspection, testing and review expenses (including but not limited to any asset level review of any Collateral and all on-going due diligence and valuation costs) incurred by Lender with respect to the Collateral under this Agreement subject to the terms and provisions set forth in Section 7.01(d) regarding the Diligence Expenses subject to the Pre-Default Diligence Cap.

ARTICLE IV

SECURITY INTEREST

Section 4.01 Security Interest. As security for the prompt payment and performance of all of its Obligations, the Borrower hereby assigns and pledges to the Lender, and grants a security interest, subject and subordinate to Freddie Mac's Superior Interest and the interests of Fannie Mae and Freddie Mac as set forth in Section 4.02 and in the related Acknowledgement Agreement, but only to the extent that a related Acknowledgment Agreement has been executed, to the Lender, all of the Borrower’s right, title and interest, in, to, and under, whether now held, owned or hereafter acquired, in all of the following, whether now or hereafter existing and wherever located, as applicable: (i) the Pledged Servicing Rights whether or not yet accrued, earned due or payable as well as all other present and future rights and interests of the Borrower in such Pledged Servicing Rights, (ii) all books and records, including computer disks and other records or physical or virtual data or information, related to the foregoing (but excluding computer programs) and (iii) all monies due or to become due with respect to the foregoing and all proceeds of the foregoing (collectively, the “Collateral”); provided that the Borrower shall not assign or pledge to the Lender, or a grant a security interest in any of the Borrower’s right, title and interest, in, to or under the Borrower’s rights to reimbursement for any servicing advances related to mortgage contract servicing rights subject to a Servicing Contract.
Section 4.02    Provisions Regarding Pledge of Eligible Servicing Rights to Be Included In Financing Statements.

(a)[Reserved].
(b)Notwithstanding anything to the contrary in the Agreement or any of the other Facility Documents, the security interest of the Lender created hereby with respect to the Pledged Servicing Rights is subject to the following provisions to be included in each financing statement filed in respect hereof:
For Fannie Mae Servicing Rights: The Security Interest described herein is subordinate to all rights of Fannie Mae under (i) the terms of an Acknowledgment Agreement, with respect to the Security Interest among Fannie Mae, United Wholesale Mortgage, LLC (the “Debtor”) and Citibank, N.A., and (ii) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and all supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements, recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, restated or supplemented from time to time (collectively, the “Fannie Mae Lender Contract”), which rights include the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights.
For Freddie Mac Servicing Contract Rights: Notwithstanding anything to the contrary herein, the security interest publicized or perfected by this financing statement is subject and subordinate in each and every respect to (a) all rights, powers and prerogatives of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under and in connection with the Acknowledgment Agreement among Freddie Mac, the debtor and the secured party (as amended, modified, restated or supplemented from time to time, the “AA”), and the Purchase Documents (as defined in the AA), which include, without limitation, the right of Freddie Mac to disqualify (in whole or in part) the debtor as a Freddie Mac-approved Seller/Servicer, with or without cause, and the right to terminate (in whole or in part) the Servicing Contract (as defined in the AA) and to transfer and sell all or any portion of the Servicing Contract Rights (as defined in the AA), as provided in the Purchase Documents, (b) all of Freddie Mac’s Claims (as defined in the AA), and (c) the first-priority security interest of Freddie Mac in the Freddie Mac Collateral (as defined in the AA).

Section 4.03    Authorization of Financing Statements. To the extent permitted by applicable law, the Borrower hereby authorizes the Lender to file any financing or continuation statements required to perfect, protect, or more fully evidence the Lender’s security interest in the Collateral granted hereunder. The Lender will notify the Borrower of any such filing (but the failure to deliver such notice shall not prejudice any rights of the Lender under this Section 4.03).

Section 4.04    Lender’s Appointment as Attorney In Fact.

(a)    Subject to the Freddie Mac Requirements, the Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Lender’s discretion, if an Event of Default, shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement to the extent such actions are permitted to be taken by the Lender under any Acknowledgement Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Lender the power and right, on behalf of the Borrower, without assent by, but with prior written notice to, the Borrower, if an Event of Default shall have occurred and be continuing, to do the following (subject to the Freddie Mac Requirements and the terms of each Acknowledgement Agreement):

(i)in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;
(ii)(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) in connection with the above, to give such discharges or releases as the Lender may deem appropriate; and (F) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do;
(iii)perform or cause to be performed, the Borrower’s obligations under any Servicing Contract to the extent permitted by the Freddie Mac Requirements and the related Acknowledgement Agreement.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable but shall terminate upon release of the Lender’s security interest as provided in Section 4.05. This power of attorney shall not revoke any prior powers of attorney granted by the Borrower.

(b)    The Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 8.02(c) hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; provided that the exercise of such powers are in accordance with the Freddie Mac Requirements and the Acknowledgement Agreements.

(c)    The powers conferred on the Lender are solely to protect the Lender’s interest in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct; provided that the Lender shall exercise such powers only in accordance with this Agreement, the Freddie Mac Requirements and the Acknowledgement Agreements.
Section 4.05    Release of Security Interest. Upon termination of this Agreement and repayment to the Lender of all Obligations and the performance of all obligations under the Facility Documents, the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervener or conservator of, or a trustee or similar officer for the Borrower or any substantial part of its Property, or otherwise, this Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

The Lender shall, upon [***] Business Days (or, to the extent no Loans are outstanding and no other amounts are payable to Lender hereunder, [***] Business Day) advance written request from the Borrower accompanied by an updated Servicing Schedule, release its interest in a pool of Pledged Servicing Rights; provided, however, that prior to such release, Lender shall have been paid the full amount of any Loans outstanding and any accrued interest and other Obligations hereunder with respect to such Pledged Servicing Rights. Notwithstanding the foregoing, the Lender shall have no obligation to release any Collateral hereunder to the extent (a) any Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or (b) such release would result in a (i) Borrowing Base Deficiency or (ii) a Default or an Event of Default.
If requested by Freddie Mac, Lender shall promptly execute such further documentation as requested by Freddie Mac in order to further effectuate the terms and provisions of this Section 4.05 (including but not limited to any request pursuant to Section 14 of the Freddie Mac Acknowledgment Agreement). Freddie Mac shall be an express and intended third party beneficiary of this Section 4.05 and shall be entitled to rely upon this Section 4.05 in all respects. This Section 4.05 shall not be amended or modified without the express written consent of Freddie Mac.
ARTICLE V

CONDITIONS PRECEDENT

Section 5.01    Conditions Precedent. The effectiveness of this Agreement is subject to the condition precedent that the Lender shall have received each of the items set forth in

Schedule 5.01 (unless otherwise indicated) dated such date, and in such form and substance, as is satisfactory to the Lender.
Section 5.02    Further Conditions Precedent. The funding of each Loan hereunder, and the automatic continuation of each Loan after the termination of the immediately preceding calendar month related to any Loan, shall in all events be subject to satisfaction of the further conditions precedent set forth in Schedule 5.02 as of the making of such Loan and as of each day on which any Loan remains outstanding.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01    Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender that throughout the term of this Agreement (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case, such representation or warranty shall have been true or correct as of such date):
(a)    Organization and Good Standing. Borrower (a) is duly organized, validly existing and in good standing as a limited liability company, under the laws of the jurisdiction in which it was formed, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law and its Governing Documents.
(b)    Power and Authority, Due Authorization. Borrower (i) has all necessary power and authority and legal right to (A) execute and deliver each of the Facility Documents to be executed and delivered by it in connection herewith, (B) carry out the terms of the Facility Documents to which it is a party, and (C) with respect to the Borrower, borrow the Loans and grant a security interest in the Collateral on the terms and conditions herein provided, and (ii) has taken all necessary corporate action to duly authorize (A) such borrowing and grant and (B) the execution, delivery, and performance of this Agreement and all of the Facility Documents to which it is a party.
(c)    Binding Obligations. Each Facility Document to which Borrower is a party, when duly executed and delivered by it will constitute, legal, valid and binding obligations of Borrower enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, receivership and reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(d)    No Breach. Neither (i) the execution and delivery of the Facility Documents, nor (ii) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the applicable Governing Documents or any Requirement of Law, or other material agreement or instrument or Contractual Obligation, to which Borrower, or any of its Subsidiaries or Affiliates, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Borrower or any of its Subsidiaries or Affiliates, pursuant to the terms of any such agreement or instrument.
(e)    No Proceedings. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Borrower or any of its Subsidiaries or Affiliates or Subservicer affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to exceed the TNW Threshold, (ii) which questions the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated thereby, or (iii) which seeks to prevent the consummation of any transaction.
(f)    Government and Agency Approvals. No authorization, consent, approval, or other action by, and no notice to or filing with, any Governmental Authority, including Fannie Mae, Freddie Mac, HUD or Ginnie Mae, is required for Borrower’s due execution, delivery or performance of any Facility Document to which it is a party except for (i) consents that have been obtained in connection with transactions contemplated by the Facility Documents, including consents obtained from Freddie Mac and Fannie Mae pursuant to the Acknowledgment Agreements, (ii) filings to perfect the security interest created by this Agreement, (iii) consents and approvals that may be required by Fannie Mae, Freddie Mac, HUD or Ginnie Mae from time to time after the Closing Date, and (iv) authorizations, consents, approvals, filings, notices, or other actions the failure to make is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
(g)    Solvency; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Loan, the fair value of the assets of Borrower is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Borrower in accordance with GAAP) of Borrower, and, to the knowledge of Borrower, the related Servicer (if not Borrower) or the related Subservicer, as applicable, is and will be Solvent, is able and will be able to pay and is paying its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. Neither Borrower nor, to the knowledge of Borrower, the related Servicer (if not Borrower) or the related Subservicer, as applicable, intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Borrower nor, to the knowledge of Borrower, the related Servicer (if not Borrower) or the related Subservicer, as applicable, is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower, such Servicer or such Subservicer, as applicable, or any of its respective assets. Borrower is not transferring any Eligible Servicing Rights with any intent to hinder, delay or defraud any of its creditors
(h)    Margin Regulations. Borrower is not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.
(i)    Accurate Reports. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower or any of its Subsidiaries or Affiliates to Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower or any of its Subsidiaries or Affiliates to Lender in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. With respect to any compliance certificate delivered pursuant to the terms of this Agreement, each item or field shall be complete except to the extent of any relevant information that has previously been provided to Lender and except as otherwise agreed by Lender. With respect to any other reports, certifications or any information provided in response to a reasonably specific request by Lender, such reports, certifications or other information shall be complete in all material respects. There is no fact known to a Responsible Officer of Borrower that, after due inquiry, would reasonably be likely to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Lender for use in connection with the transactions contemplated hereby or thereby, unless Borrower notifies Lender in writing of any such fact within [***] Business Days of notice to, or knowledge of, a Responsible Officer. Notwithstanding the foregoing, this representation shall not apply to Agency Obligations reporting or any Servicing Schedule, each of which shall be covered by the covenant set forth in Section 6.02(c).
(j)    No Default. Borrower is not in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
(k)    Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an entity that is required to be registered under the Investment Company Act. Borrower is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.
(l)    Taxes. Borrower and its Subsidiaries and Affiliates have filed all federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and its Subsidiaries and Affiliates in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. Any taxes, fees and other governmental charges payable by Borrower in connection with the Loans and the execution and delivery of the Facility Documents have been or will be paid when due.
(m)    No Adverse Actions. Neither Borrower nor the related Subservicer has received a written notice (which may include notice via e-mail or other electronic communication) from any of Fannie Mae, Freddie Mac and Ginnie Mae indicating any adverse fact or circumstance in respect of Borrower or Subservicer which adverse fact or circumstance may reasonably be expected to entitle any of Fannie Mae, Freddie Mac, and Ginnie Mae, as the case may be, to terminate Borrower or Subservicer as an approved seller/servicer (as applicable) with cause or with respect to which such adverse fact or circumstance has caused any of Fannie Mae, Freddie Mac, and Ginnie Mae to threaten to terminate, or consider the termination of, Borrower or Subservicer in such notice.
(n)    Financial Statements. On or prior to the Effective Date, Borrower has furnished to Lender a copy of its audited consolidated balance sheet, as of December 31, 2021 with the opinion thereon of Deloitte & Touche LLP. Borrower has also furnished to the Lender the related consolidated statements of operations and changes in member’s equity and of cash flows for Borrower and its consolidated Subsidiaries for the one year period ending December 31, 2021, setting forth in comparative form the figures for the previous year. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Borrower and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date all in accordance with GAAP applied on a consistent basis.
(o)    Chief Executive Office. Borrower’s chief executive office and chief operating office on the Effective Date is located at 585 South Boulevard East, Pontiac, Michigan 48341.
(p)    Applicable Agency Set Off Rights. Except as set forth in the Freddie Mac Requirements, Borrower has no actual notice, including any notice received from any Applicable Agency, or any reason to believe, that, other than in the normal course of Borrower’s business, any circumstances exist that would result in Borrower being liable to any Applicable Agency for any material amount due by reason of: (i) any breach of servicing or subservicing obligations or breach of mortgage selling warranty to such Applicable Agency under the related Servicing Contract or any other similar contracts relating to Borrower’s entire Applicable Agency servicing or subservicing portfolio (including without limitation any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to mortgages in an MBS pool that Borrower is servicing or subservicing for an Applicable Agency under the regular servicing or subservicing option, (iii) any loss or damage to any Applicable Agency by reason of any inability to transfer to a purchaser of the Servicing Rights Borrower’s (as applicable) selling, servicing or subservicing representations, warranties and obligations, as well as any existing MBS recourse (regular servicing option) obligations, or other recourse obligations, and (iv) any other unmet obligations to an Applicable Agency under any Servicing Contract or any other similar contracts relating to the Pledged Servicing Rights.
(q)    Reserved.
(r)    Financial Representations and Warranties. The Borrower has been in compliance at all times with the representation and warranty set forth in Section 2(a) of the Pricing Side Letter.
(s)    Fannie Mae/Freddie Mac/Ginnie Mae/HUD. Borrower is a seller approved by and has all consents and licenses necessary to originate, deliver and service loans on behalf of Fannie Mae, Ginnie Mae, HUD and Freddie Mac, in good standing to originate, deliver and service mortgages and has remained at all times in compliance with the guidelines of Fannie Mae, Ginnie Mae, HUD and Freddie Mac and has not been suspended as a mortgagee or seller/servicer by Fannie Mae, Ginnie Mae, HUD or Freddie Mac on and after the date on which Borrower first obtained such approval from Fannie Mae, Ginnie Mae, HUD or Freddie Mac, as applicable. Neither Borrower nor Subservicer is under review or investigation (other than routine reviews and investigations in the ordinary course of business) and has no knowledge of imminent or future investigations (other than routine reviews and investigations in the ordinary course of business), by Fannie Mae, Ginnie Mae, HUD or Freddie Mac on and after the date on which Borrower became a Fannie Mae, Ginnie Mae, HUD or Freddie Mac approved seller/servicer or lender, as the context may require.
(t)    Borrower’s Existing Financing Facilities. As of the date of this Agreement, Borrower is not a party to any other financing facilities for the financing of any mortgage servicing rights or servicing advances held by the Borrower; provided however, Borrower shall promptly notify Lender of any financing facilities related to the financing of any mortgage servicing rights or servicing advances it becomes a party to as part of its Compliance Certificate.
(u)    Anti-Money Laundering Laws. Neither Borrower, nor any of its Affiliates, is a Prohibited Person and Borrower is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. None of Borrower, any of its members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or acts on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. Persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Borrower has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).
(v)    Sanctions. Neither Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or affiliate of any Borrower, or any of their Subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council to the extent adopted by the United States, or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).
(w)     Anti-Money Laundering. As of the date of this Agreement, and at all times until this Agreement has been terminated and all Obligations hereunder have been paid in full: (A) no Covered Entity (1) is a Sanctioned Person; (2) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (3) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (4) engages in any dealings or transactions prohibited by any Anti-Terrorism Law; (B) the proceeds of any Program Document will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law; (C) the funds used to pay the Lender are not derived from any unlawful activity; and (D) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Requirements of Law, including but not limited to any Anti-Terrorism Laws. Borrower covenants and agrees that it shall promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event.

(x)    Foreign Corrupt Practices Act. Borrower and all Affiliates thereof are in compliance with the Foreign Corrupt Practices Act of 1977, as may be amended, and any similar law of any other relevant jurisdiction, or the rules or regulations thereunder applicable to the Borrower and/or its Affiliates and have instituted and maintain policies and procedures to ensure compliance therewith. Neither Borrower nor any of its Subsidiaries nor, to the knowledge of Borrower any director, officer, agent, employee, affiliate or other person acting on behalf of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977, as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder as applicable to the Borrower and/or its Subsidiaries. Neither Borrower nor any Affiliate thereof has made, offered, promised or authorized a payment of money or anything else of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to any foreign official, foreign political party, party official or candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Borrower or any Affiliate thereof or any other Person, in violation of the Foreign Corrupt Practices Act, as may be amended, and any similar law of any other relevant jurisdiction, or the rules or regulations thereunder applicable to the Borrower and/or its Affiliates.
(y)    ERISA. Each Plan, and, to the knowledge of Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to Lender under Section 7.01(bb). The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan. Borrower and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or other applicable law at no cost to the employer (collectively, “COBRA”).
(z)    Agency Financial Covenants. As of the date of this Agreement, Schedule 6.01(z) accurately sets forth all Agency Financial Covenants applicable to Borrower under its Servicing Contracts.
(aa)    Use of Subservicers. Borrower shall not use a subservicer, other than the Subservicer, with respect to any Mortgage Loan without Lender’s prior written consent and unless such Subservicer is approved to subservice by an Applicable Agency. Borrower shall provide prior notice to Lender with respect to the use of any subservicer other than Borrower or the Subservicer, or a change in Subservicer with respect to the Mortgage Loans.
Section 6.02    Representations Concerning the Collateral. The Borrower represents and warrants to the Lender that as of each day that a Loan is outstanding pursuant to this Agreement:

(a)Except as set forth in the Freddie Mac Requirements, the Borrower has not assigned, pledged, conveyed, or encumbered any Collateral to any other Person or any right to any Collateral to any Person (including without limitation any right to control or transfer or otherwise effectuate any remedy relating to any Collateral), and immediately prior to the pledge of any such Collateral, the Borrower was the sole owner of such Collateral and had good and marketable title thereto (subject to the rights of the Applicable Agency with respect to the Collateral), free and clear of all Liens other than Freddie Mac’s Superior Interest, and no Person, other than the Lender and Freddie Mac has any Lien on any Collateral. No Eligible Servicing Rights are related to Mortgage Loans owned by a third-party (including without limitation any Affiliates or Subsidiaries of Borrower) other than the Applicable Agency and no Person has any interest in any Eligible Servicing Rights or any related Mortgage Loans, other than Lender, Borrower, the Applicable Agency (including without limitation any right to control or transfer or otherwise effectuate any remedy relating to any Eligible Servicing Rights).

(b)The provisions of this Agreement are effective to create in favor of the Lender a valid security interest in all right, title (as applicable), and interest of the Borrower in, to and under the Collateral, subject only to the interests of the Applicable Agency.
(c)All Agency Obligations have been identified as such in a schedule attached to the Servicing Schedule most recently delivered to the Lender. All information concerning all Servicing Rights set forth on the Servicing Schedule pursuant to which such Servicing Rights were, are or will be (as applicable) pledged to the Lender will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading as of the date of delivery of such Servicing Schedule.
(d)Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and the Borrower as “Debtor”, and describing the Collateral, in the appropriate jurisdictions, the Lender has a duly perfected security interest under the UCC in all right, title (as applicable), and interest of the Borrower in, to and under, subject to Freddie Mac’s Superior Interest and the other interests of each Applicable Agency, the Pledged Servicing Rights.
(e)Subject to the Freddie Mac Requirements, the Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for Freddie Mac’s Superior Interest and the Liens created or permitted under the Facility Documents.
(f)Subject only to the Freddie Mac Requirements (including the rights of Freddie Mac as set forth in Section 4.02) and the terms of the related Acknowledgement Agreement, the Borrower has the full right, power and authority, to pledge the related Servicing Rights, and the pledge of such Servicing Rights may be further assigned in accordance with and subject to the Fannie Mae Guides or the Freddie Mac Requirements, as applicable.
(g)In connection with any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Borrower or any of its Affiliates or Subsidiaries on the one hand and any third party (including an Affiliate or Subsidiary of the Borrower or any of its Subsidiaries or Affiliates but excluding the Lender or any Affiliate of Lender) on the other, including without limitation, any other facility for the funding of servicing advances, no such third party has the right pursuant to the terms of such repurchase agreement, loan and security agreement or similar credit facility or agreement, to cause a Borrower to terminate, rescind, cancel, pledge, hypothecate, liquidate or transfer any of the Collateral.
(h)There are no co-investor or similar arrangements providing for any transfer, assignment, pledge, lien or encumbrance on any portion of the Pledged Servicing Rights related to any Mortgage Loans pooled in securitizations by Freddie Mac.
(i)There are no co-investor or similar arrangements providing for any transfer, assignment, pledge, lien or encumbrance on any portion of the Pledged Servicing Rights.

(j)Following the execution of any applicable Acknowledgement Agreement, such Acknowledgment Agreement is in full force and effect and neither Fannie Mae nor Freddie Mac has provided written notice to any Borrower or Lender that it will terminate or revoke the related Acknowledgement Agreement or its consent to the pledge of the Pledged Servicing Rights by Borrower to Lender. Each Agency Consent Agreement is in full force and effect and neither Fannie Mae nor Freddie Mac has provided written notice to any Borrower that it will terminate or revoke the related Agency Consent Agreement (as applicable), except in each case to the extent that a failure of any Agency Consent Agreement to be in full force and effect or any such termination or revocation would not be reasonably likely to have a Material Adverse Effect.
ARTICLE VII

COVENANTS

Section 7.01    Affirmative Covenants of Borrower. The Borrower covenants and agrees with the Lender that, so long as any Loan is outstanding and until all Obligations have been paid in full:
(a)    Existence, Etc. Each of Borrower and its Subsidiaries will:
(i)(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses (including, but not limited to, any FHA, VA or RHS licenses), permits or other approvals necessary to conduct its business and to perform its obligations under the Facility Documents; (C) except as would not be reasonably likely to have a Material Adverse Effect, or would have a material adverse effect on the Pledged Servicing Rights or Lender’s interest therein, remain in good standing under the laws of each state in which it conducts business and (D) not change its tax identification number, fiscal year or method of accounting without prior written notice to the Lender;
(ii)comply with the requirements of and conduct its business in accordance with all Requirements of Law (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;
(iii)keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;
(iv)not move its chief executive office or chief operating office from the addresses referred to in Section 6.01(o) unless it shall have provided Lender [***] days prior written notice of such change;
(v)pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and
(vi)subject to the Freddie Mac Requirements, permit representatives of Lender, during normal business hours upon [***] Business Days’ prior written notice at a mutually desirable time, or at any time with prior notice during the continuance of an Event of Default, to examine, copy and make extracts from its or Subservicer’s books and records in its possession, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably related to the Pledged Servicing Rights related to the Loans hereunder.
(b)    Performance and Compliance with Servicing Contracts/Subservicing Agreements. Borrower will comply with all terms, provisions, covenants and other promises required to be observed by it under each of the Facility Documents to which it is a party in full force and effect in all material respects and enforce the Servicing Contracts in all material respects in accordance with the terms thereof. To the extent Lender has approved any Subservicer and such Subservicer services any Mortgage Loan as to which the Pledged Servicing Rights are derived, Borrower shall not amend or permit the amendment of any sections of any Subservicing Agreement which would negatively affect in any material respect any Subservicer’s servicing of the Mortgage Loans relating to Pledged Assets, without Lender’s prior written consent, which shall not be unreasonably withheld. Borrower shall diligently enforce its rights under any Subservicing Agreement while any Pledged Asset is serviced by such Subservicer, including all rights to terminate and replace such Subservicer upon the occurrence of a Subservicer Termination Event or otherwise pursuant to such Subservicing Agreement. Borrower shall not waive any material default or other material failure to perform under or breach of the Servicing Contracts or Subservicing Agreement without Lender’s prior written consent. For the avoidance of doubt, any default, failure or breach by any Subservicer that would permit the termination and replacement of such Subservicer under the Subservicing Agreement shall be deemed “material” and shall not be waived by any Borrower Party or its Affiliates without Lender’s prior written consent.
(c)    Taxes. Borrower shall pay and discharge or cause to be paid and discharged on or before the date they become delinquent, all taxes, assessments and governmental charges or levies imposed upon Borrower or upon its income and profits or upon any of its property, real, personal or mixed or upon any part thereof, as well as any other lawful claims which, if unpaid, become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Borrower shall file, on a timely basis, all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.
(d)    Due Diligence. Borrower acknowledges that the Lender, at the cost and expense of the Borrower, has the right to perform and/or appoint a third party (including without limitation, any Valuation Agent) to perform, reasonable continuing due diligence and valuation reviews with respect to Borrower, any Subservicer through Borrower, the Servicing Rights and the other Collateral, for purposes of verifying compliance with the representations, warranties, and specifications made hereunder and under the other Facility Documents, or otherwise (the “Diligence Expenses”). The Borrower agrees that the Lender and its Authorized Representatives will be permitted during normal business hours upon prior written notice to examine, inspect, make copies of, and make extracts of, any and all documents, records, agreements, instruments or information relating to the Collateral or Fannie Mae, Freddie Mac, HUD or Ginnie Mae in the possession of the Borrower or any Subservicer through a request to Borrower; provided, however, the foregoing shall not apply with respect to any information that the Borrower or any Subservicer is required by Fannie Mae, Freddie Mac, HUD or Ginnie Mae to keep confidential. Notwithstanding anything to the contrary herein, prior to the occurrence of a Default, Borrower shall reimburse the Lender for any and all reasonable and documented, out-of-pocket Diligence Expenses up to the Pre-Default Diligence Cap incurred by the Lender and its respective designees and appointees in connection with the ongoing due diligence and auditing activities with respect to Borrower’s origination and servicing business. Notwithstanding the foregoing, upon the occurrence and during the continuation of a Default, Borrower shall reimburse the

Lender for any and all Diligence Expenses incurred by Lender following such Default without regard to the Pre-Default Diligence Cap. The Borrower further agrees that the Lender and its Authorized Representatives will be permitted during normal business hours upon [***] Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from the Servicing Records, any and all documents, records, agreements, instruments or information relating to the Pledged Servicing Rights and related Loans in the possession of, or under the control of, Borrower or any Subservicer through a request to Borrower, or Borrower’s or any Subservicer’s books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Lender. Borrower agrees to cooperate with Lender and any third party due diligence agent or underwriter in connection with any such due diligence performed hereunder, including, but not limited to, providing Lender and any third party diligence agent or underwriter with access to any and all documents, records, agreements, instruments or information relating to the Pledged Servicing Rights, any Subservicer and related Loans in the possession of, or under the control of, Borrower.
(e)    Changes in Servicing Contracts. The Borrower shall provide written notice to the Lender of any changes in any Servicing Contracts or the Applicable Agency Guides that may materially affect the Servicing Rights within [***] Business Days after the Borrower receives notice thereof.
(f)    Records. Borrower shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.
(g)    Reserved.
(h)    Financial Statements. Borrower shall deliver to Lender:
(i)As soon as available and in any event within [***] days after the end of each quarter, the consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statements of operations and changes in member’s equity and of cash flows for Borrower and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements (excluding financial statement footnotes) fairly present the consolidated financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP, consistently applied as at the end of, and for, such quarter (subject to normal year-end audit adjustments);
(ii)As soon as available and in any event within [***] days after the end of each fiscal year of Borrower, the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations and changes in member’s equity and of cash flows for Borrower and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Borrower and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;
(iii)Together with each set of the financial statements delivered pursuant to clauses (i) through (iii) above, a certificate of a Responsible Officer of Borrower in the form of Exhibit 7.01 attached hereto;

(iv)Upon Lender’s request, Borrower shall deliver to Lender an accountant’s opinion that Borrower is in compliance with the Uniform Single Attestation Program for Mortgage Bankers, subject to qualifications and exceptions, in form and substance reasonably acceptable to Lender in good faith; and
(v)From time to time, in the event that Lender requests additional information regarding the financial condition, operations, well-being or business of Borrower or Subservicer (including but not limited to any information regarding any repurchase and indemnity requests or demands made upon Borrower by any third party investors (including any Agency)), Borrower shall (i) provide a written response to Lender within [***] Business Days, which response shall include an estimated time period in which Borrower, in its commercially reasonable judgment acting in good faith, expects to provide such additional requested information, and (ii) provide such additional requested information to Lender within the time period specified in such written response; provided that Lender and Borrower shall cooperate in good faith to agree on an extended time frame for delivery of such additional requested information if reasonably requested by Borrower and Lender determines in good faith that Borrower is diligently attempting to provide such additional requested information.
(i)    Applicable Agency Approval. The Borrower shall at all times maintain copies of relevant portions of all final written Fannie Mae, Freddie Mac, HUD and Ginnie Mae audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing and subservicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each of Fannie Mae, Freddie Mac, HUD and Ginnie Mae. Borrower shall not, nor to the extent reasonably in its control, permit Subservicer to take any action, or fail to take any action, that would be reasonably likely to cause Fannie Mae, Freddie Mac, HUD or Ginnie Mae to terminate or threaten to terminate its right to service loans for Fannie Mae, Freddie Mac, HUD or Ginnie Mae with cause.
(j)    Quality Control. Borrower shall conduct and shall cause each Subservicer to conduct quality control reviews of Borrower’s and such Subservicer’s servicing and origination operations in accordance with industry standards and Agency and HUD requirements. Upon the reasonable request of Lender and to the extent Borrower is not prohibited by any Agency, regulator, or Governmental Authority or Requirement of Law from disclosing its findings, Borrower shall promptly report to Lender quality control findings upon written request from time to time.
(k)    Special Affirmative Covenants Concerning Servicing Rights. Subject to the Freddie Mac Requirements:
(l) The Borrower warrants and shall defend the right and interest of the Lender in and to the Pledged Servicing Rights against the claims and demands of all Persons whomsoever.

(m) The Borrower shall preserve the security interests granted hereunder and upon request by the Lender undertake all actions which are necessary or appropriate, in the reasonable judgment of the Lender, to (x) maintain the Lender’s security interest (including the priority thereof) in the Collateral in full force and effect at all times prior to the satisfaction of all obligations under this Agreement and the release of the Lender’s lien in accordance with the terms and provisions of this Agreement (including upon a Change of Control with respect to the Borrower), and (y) preserve and protect the Collateral and protect and enforce the rights of the Lender to the Collateral, including the making or delivery of all filings and recordings (of financing or continuation statements), or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, cause to be marked conspicuously its master data processing records with a legend, acceptable to the Lender, evidencing that such security interest has been granted in accordance with this Agreement.
(i)Borrower shall diligently fulfill its duties and obligations under the Servicing Contracts in all material respects and shall not default in any material respect under any Servicing Contract and any Acknowledgement Agreement.
(n)    Financial Covenants. The Borrower shall be in compliance with the Financial Covenants on any date on which the relevant financial calculations used to determine compliance with the Financial Covenants are determined or tested by the Borrower, as applicable.
(o)    Use of Proceeds. The Borrower shall not use the proceeds of the Loans in contravention of the requirements, if any, of the Applicable Agency.
(p)    Monthly Compliance Certificate. No later than the times set forth in Section 7.01(h)(4), the Borrower shall deliver to the Lender a completed Officer’s Certificate in the form of Exhibit 7.01 attached hereto, which shall include any updates to Schedule 6.01(t) since the previously delivered Compliance Certificate.
(q)    Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency, the Borrower shall cure the same in accordance with Section 2.08(b) hereof.
(r)    Advance Facilities. Prior to entering into any loan facility or similar arrangement with a third party secured by Borrower’s right and interest in any rights to reimbursement for any servicing advances made under the Servicing Contracts, Borrower shall provide the Lender with [***] Business Days advance notice and shall cooperate with Lender to enable Lender to give such third party notice of Lender’s interest hereunder, including without limitation, by providing to Lender the name and contact information for delivery of such notice to the third party to whom such rights are or will be pledged.
(s)    Maintenance of Property; Insurance. Borrower shall keep and shall require Subservicer to keep all property useful and necessary in its business in good working order and condition. Borrower shall maintain, and shall require any other Subservicer to maintain, errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage, each naming Lender as “lender loss payee” in such amounts as are customarily required by Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA and RHS and shall also maintain and require any other Subservicer to maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. Borrower will deliver to Lender on or before the date hereof, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least [***] days after receipt by each additional insured and loss payee of written notice thereof.

(t)    Stop-Loss Cap Failure; Agency Obligations. Borrower shall promptly, but in any event within [***] Business Days after the occurrence of any Stop-Loss Cap Failure, deliver to Lender an updated Agency Obligations report identifying all Agency Obligations.
(u)    Notice of Disposal of Servicing Rights. In the event that the Borrower sells or otherwise disposes of any of the Pledged Servicing Rights, it shall give the Lender [***] Business Days’ prior written notice of such sale or disposition, during which time the Lender shall recalculate the Collateral Value for the Collateral remaining after such sale or disposition. Lender shall have no obligation to release its interest in any Pledged Servicing Rights until all amounts required to be paid pursuant to Section 4.05 have been paid, except as determined by Freddie Mac pursuant to a Freddie Mac VPC Agreement.
(v)    Requests for Information. The Borrower shall furnish to the Lender within [***] Business Days after the Lender’s request, any reasonable information, documents, records or reports with respect to the Collateral, Borrower’s or any Subservicer’s origination or servicing business, Borrower’s or any Subservicer’s relationship with any Agency (unless prohibited by the Applicable Agency, any regulator, a Governmental Authority or a Requirement of Law from sharing with Lender due to confidentiality restrictions), as the Lender may from time to time request.
(w)    Agency Collateral Account. In the event that an Applicable Agency requires Borrower to use a Collateral Account, Borrower shall deliver a notice to the Lender in each Compliance Certificate delivered while such requirement remains in effect, setting forth the amount on deposit in each Collateral Account (if applicable) established by Borrower at each Agency to the extent applicable; provided that if any such date is not a Business Day, such notice shall be delivered to the Lender on the next succeeding Business Day. With respect to any Collateral Account, if applicable, and to the extent not prohibited by the related Agency, Borrower shall promptly (and in any event within [***] Business Days thereof) notify the Lender (and provide a copy of any written request) of any request it receives from any Agency indicating either (i) that Borrower or Subservicer must deposit additional amounts in the related Collateral Account or (ii) that Borrower or Subservicer is entitled to withdraw amounts from the related Collateral Account and such notice shall include the amount required to be deposited or withdrawn, as applicable.
(x)    Applicable Agency Information. Upon reasonable notice during normal business hours, the Borrower shall make available the Chief Financial Officer or any other applicable officers of Borrower to participate in discussions with Lender and provide information with respect to the following: (i) a projection of the obligations of Borrower in connection with (A) all Agency Obligations and (B) amounts that may have been required to be deposited or withdrawn from any Collateral Account with any Agency (the “Collateral Account Activity”), (ii) a projection of the impact the Agency Obligations may have on the operations of Borrower, including but not limited to, the net impact on liquidity, statements of income, retained earnings and cash flows, (iii) the projected date of resolution of the Agency Obligations, (iv) a summary of all repurchase obligations and indemnity claims with respect to mortgages originated or serviced by Borrower, and (v) such other information as may be reasonably requested by the Lender, in all cases to the extent Borrower is not prohibited from disclosing such information under the Freddie Mac Requirements or otherwise.
(y)    Subservicer Acknowledgement Letters. Prior to permitting any Subservicer, other than Borrower, to service any Mortgage Loans related to the Pledged Servicing Rights pledged hereunder, Borrower shall cause such Subservicer to become a party to a subservicer side letter with Lender, pursuant to which such Subservicer shall acknowledge Lender’s rights hereunder and the Applicable Agency's rights under the Servicing Contract and Acknowledgement Agreement, and agree to follow all instructions of Lender upon the occurrence of a default hereunder, which side letter shall be acceptable to Lender and the Applicable Agency (each such side letter, a “Subservicer Acknowledgement Letter”).
(z)    Agency Obligations Report. Unless the Borrower is prohibited by the Freddie Mac Requirements, the Applicable Agency, any regulator, a Governmental Authority or a Requirement of Law from sharing due to confidentially restrictions, the Borrower shall deliver to Lender such reports as Lender may reasonably request from time to time with respect to all amounts (i) previously paid by the Borrower to any Applicable Agency as of the date of such report to and (ii) outstanding and not yet paid by the Borrower to any Applicable Agency as of the date of such report, and in each case which report includes the amount of each payment, the Applicable Agency to which such payment was or is to be made and the nature of such payment. In addition, unless the Borrower is prohibited by the Freddie Mac Requirements, the Applicable Agency, any regulator, a Governmental Authority or a Requirement of Law from sharing due to confidentially restrictions, the Borrower shall provide the Lender a monthly report summarizing in sufficient detail any demands by any Agency or an insurer for the repurchase of or indemnification with respect to a Mortgage Loan, the form and substance of such monthly report to be agreed upon between Borrower and Lender.
(aa)    Quality Control. Unless the Borrower is prohibited by the Applicable Agency, any regulator, a Governmental Authority or a Requirement of Law from disclosing due to confidentiality restrictions, Borrower shall and shall require Subservicer to conduct quality control reviews of Borrower’s and Subservicer's servicing operations in accordance with industry standards and Fannie Mae, Freddie Mac, Ginnie Mae and HUD requirements. Borrower shall provide to Lender photocopies or electronic copies of any quality control findings relating, in whole or in part, to the Collateral as such applicable quality control reports are produced.
(bb)    Valuation Report. The Borrower shall deliver to Lender servicing valuations conducted by a Valuation Agent with respect to the value of Borrower’s servicing portfolio in accordance with Section 2.04 hereof.
(cc)    OFAC. At all times throughout the term of this Agreement, Borrower (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Assets to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.
(dd)    ERISA. As soon as reasonably possible, and in any event within [***] days after a Responsible Officer knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Borrower setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):
(i)    any Reportable Event and any request for a waiver under Section 412(c) of the Code for any Plan;
(ii)    the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;
(iii)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(iv)    the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and
(v)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within [***] days; and
(vi)the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.
(ee)     Freddie Mac Consent/Notice. Borrower shall provide prior written notice to Freddie Mac of any pending or proposed amendments to any Facility Documents or FC Modifications. Borrower shall provide Lender with evidence of Freddie Mac’s consent to any such amendment prior to executing such amendment.
Section 7.02    Negative Covenants of the Borrower. The Borrower covenants and agrees with the Lender that, so long as any Loan is outstanding and until all Obligations have been paid in full, Borrower shall not:

(a)    other than in accordance with Section 7.02(c), take any action or allow any Subservicer to take any action that would directly or indirectly materially impair or materially adversely affect the Borrower’s title to, or the value of, the Collateral;
(b)    create, incur or permit to exist any Lien in or on the Collateral or assign any right to receive income in respect thereof except (i) the security interest granted hereunder in favor of the Lender or (ii) the rights of any Applicable Agency or under the Servicing Contracts;
(c)    sell, lease or otherwise dispose of any Pledged Servicing Rights (other than sales or dispositions of Servicing Rights, including bulk sales, in the ordinary course of Borrower’s servicing business) or allow any Subservicer to sell, lease or otherwise dispose of any Pledged Servicing Rights, in each case, other than as required by Freddie Mac (including but not limited to sales or dispositions pursuant to a Freddie Mac VPC Agreement);
(d)    engage in any change in the nature of its business as carried on at the date hereof that is reasonably likely to result in a Material Adverse Effect;
(e)    (i) cancel or terminate any Facility Documents to which it is a party or consent to or accept any cancellation or termination thereof without Lender’s prior consent, (ii) amend, amend and restate, supplement or otherwise modify any Facility Document if any such amendment, supplement or modification could in any way affect any term or provisions hereunder, Lender’s security interest or any of Lender’s rights or Borrower’s obligations hereunder, without Lender’s prior consent, (iii) consent to any amendment, modification or waiver of any term or condition of any Facility Document if any such amendment, supplement or modification could in any way affect any term or provisions hereunder, Lender’s security interest or any of Lender’s rights or Borrower’s obligations hereunder, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, provided that if the amendment of a Servicing Contract is done unilaterally by the Applicable Agency, the prior written consent of the Lender is not required, (iv) waive any material default under or breach of any Servicing Contracts, or (v) take any other action or allow any Subservicer to take any action in connection with any such Facility Documents that would impair in any material respect the value of the interests or rights of the Borrower thereunder or that would impair in any material respect the interests or rights of the Lender;
(f)    change the state of its organization unless the Borrower shall have given the Lender at least [***] days’ prior written notice thereof and unless, prior to any such change, Borrower shall have filed, or caused to be filed, such financing statements or amendments as the Lender determines may be reasonably necessary to continue the perfection of the Lender’s interest in the Collateral;
(g)    at any time, directly or indirectly, (i) acquire any other entity in a transaction pursuant to which Borrower is not the surviving entity or which would have a Material Adverse Effect or enter into any transaction of merger or consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets (other than servicing rights sales, whole loan sales and securitization transactions in the normal course of business) without Lender’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination, which would have a Material Adverse Effect without Lender’s prior consent;
(h)    appoint or use any Subservicer with respect to any Servicing Rights pledged to the Lender pursuant to this Agreement, (i) without Lender’s consent, which consent shall not be unreasonably withheld and (ii) without executing a Subservicer Acknowledgment Letter regarding the addition of any such Subservicer;
(i)    take any action or allow Subservicer to take any action that would directly or indirectly materially impair or materially adversely affect the Borrower’s title to, or the value, of the Eligible Servicing Rights;
(j)    without Lender’s consent, following the occurrence of a Default or an Event of Default, make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower;
(k)    make any Restricted Payments following the occurrence of a Default or an Event of Default;
(l)    enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate or Subsidiary unless such transaction is (i) not otherwise prohibited under this Agreement and (ii) either (A) in the ordinary course of the Borrower’s business or (B) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or Subsidiary;
(m)    enter into any other financing facility with a lender other than the Lender to provide for the financing of mortgage servicing rights subject to a Servicing Contract with a particular Applicable Agency, to the extent that any mortgage servicing rights of such Applicable Agency are Pledged Servicing Rights hereunder;

(n)    [reserved];
(o)    [reserved];
(p)    create, incur or permit to exist any rights, interests, liens or other encumbrances on the Pledged Servicing Rights in favor of any party; and
(q)    Sell or otherwise dispose of any Pledged Servicing Rights unless such sale or disposition is in accordance with Section 7.02(c).
Section 7.03    Notice of Certain Occurrences. The Borrower covenants and agrees with the Lender that, so long as any Loan is outstanding and until all Obligations have been paid in full:

(a)Defaults. As soon as possible, but in any event within [***] Business Days after the Borrower has knowledge of any Default, Event of Default or event which, upon the expiration of any applicable cure period, would become an Event of Default, the Borrower shall furnish to the Lender a written statement of a Responsible Officer of the applicable Borrower setting forth details of such Default, Event of Default, or other event, and no more than [***] Business Days after a Responsible Officer of Borrower has knowledge of any Default, a written statement from a Responsible Officer of Borrower setting forth the action that the Borrower has taken or proposes to take with respect to such Default.
(b)Litigation. The Borrower shall furnish to the Lender notice of any material action, suit or proceeding instituted by or against Borrower or any of its Affiliates or Subsidiaries or any Subservicer in any federal or state court or before any commission, regulatory body or Governmental Authority (i) as to which there is a reasonable likelihood of an adverse decision that is reasonably likely to have a Material Adverse Effect, promptly upon a Responsible Officer of Borrower obtaining knowledge thereof, or (ii) that questions the validity or enforceability of the Facility Documents, or seeks to prevent the consummation of any of the transactions contemplated by the Facility Documents, as soon as possible, but in any event within [***] Business Days, upon a Responsible Officer of Borrower obtaining knowledge thereof.
(c)Material Adverse Effect on Collateral. The Borrower shall furnish the Lender notice promptly upon Borrower becoming aware of any default related to any Collateral which should reasonably be expected to have a Material Adverse Effect.
(d)Change of Control. The Borrower shall furnish the Lender notice of any Change of Control of Borrower promptly following the occurrence of such event.
(e)Servicing Contract Transfer. The Borrower shall notify the Lender of the transfer, termination or other loss of all or any part of any Servicing Contract related to any Pledged Servicing Rights (or the termination or replacement of the Borrower thereunder), the reason for such transfer, loss or replacement, if known to it and the effects that such transfer, loss or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to the Borrower under or in respect of the Borrower’s Servicing Contracts.
(f)Agency Notices. Unless the Borrower is prohibited by the Freddie Mac Requirements, the Applicable Agency, any regulator, a Governmental Authority or a Requirement of Law from sharing due to confidentially restrictions, the Borrower shall promptly furnish the Lender, within [***] Business Day of receipt, (i) a copy of any notices it receives from Fannie Mae or Freddie Mac indicating any adverse fact or circumstance in respect of the Borrower or Subservicer with respect to which adverse fact or circumstance Fannie Mae or

Freddie Mac, respectively, announce its intention to terminate or threatens in writing to terminate the Borrower or Subservicer with cause and (ii) a copy of any notice from an Applicable Agency indicating material breach, default or material non-compliance by the Borrower or Subservicer. For the avoidance of doubt, to the extent the Borrower or Subservicer is prohibited from sharing any of the notices referenced in clauses (i) and (ii) above but is not prohibited from sharing the substance of such notices, the Borrower shall promptly notify the Lender of the substance of such notices.
(g)Cash Reserves. To the extent any Agency imposes any minimum cash reserve requirement upon a Borrower, within [***] Business Days after Borrower receives notice of the same.
(h)Other Information. The Borrower will furnish to the Lender within a commercially reasonable timeframe such other information, documents, records or reports with respect to the Collateral or the corporate affairs, conditions or operations, financial or otherwise, of Borrower as the Lender may from time to time reasonably request.
(i)Agency Requirements. Notice of any change in any Applicable Agency’s requirements regarding the Borrower’s minimum consolidated tangible net worth or any change in any Applicable Agency’s requirements regarding the Borrower’s consolidated liquidity or any change in any other financial covenant required by an Applicable Agency of the Borrower, in each case within [***] Business Days after the Borrower receives notice thereof.
(j)Credit Default. The Borrower shall furnish the Lender notice upon, and in any event within [***] Business Days after, any involuntary termination or acceleration of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Borrower and any third party.
(k)Use of Subservicer. Each Borrower shall provide prior notice to Lender with respect to the use of a subservicer, other than the Subservicer, or a change in subservicer.
(l)Advance Facilities. [***] Business Day following (i) the occurrence of any event of default under any Advance Facility, (ii) notice from any Agency declining to renew, terminating or revoking its consent to any Advance Facility or (iii) notice from any party to an Advance Facility declining to renew or terminating an Advance Facility.
(m)Insurance. The Borrower shall maintain all of its insurance policies in full force and effect in an amount and with coverage at least equal to that required by any Agency, and shall furnish copies of such policies to Lender if requested.
(n)Accounting. The Borrower shall furnish the Lender notice upon any material change in accounting policies or financial reporting practices of Borrower or its Affiliates or Subsidiaries, unless such change is required by GAAP.
(o)Disputes. Unless the Borrower is prohibited by the Freddie Mac Requirements, the Applicable Agency, any regulator, a Governmental Authority or a Requirement of Law from disclosing due to confidentiality restrictions, upon a Responsible Officer of Borrower obtaining knowledge thereof, the Borrower shall furnish the Lender notice of any material dispute, audit, sanctions, penalties, investigation proceeding or suspension (other than routine investigations occurring in the ordinary course of business or other audit, review or investigation that could reasonably be expected in connection with the residential mortgage servicing business), between Borrower and any regulator or Governmental Authority.

(p)Amendment to any Servicing Contract/Servicing Agreement. Within [***] Business Days after Borrower enters into any amendment to the terms of any Servicing Contract or Servicing Agreement, the Borrower shall furnish notice and a copy of any such amendment, unless such amendment could not in any way affect any term or provisions hereunder, Lender’s security interest or any of Lender’s rights or Borrower’s obligations hereunder in any material respect.
(q)Subservicer Termination Event. Borrower shall furnish the Lender notice of any Subservicer Termination Event within [***] Business Days following notice or knowledge thereof by a Responsible Officer.
(r)[***].
(s)VPC Servicing Transfer Date. As soon as possible, but in any event within [***] Business Day, of any Freddie Mac Servicing Contract Rights being included by Borrower on a (i) Prospective Mortgage Loan List or (ii) Transfer List (as such terms are defined in the related Freddie Mac VPC Agreement), in each case, delivered to Freddie Mac pursuant to a Freddie Mac VPC Agreement, Borrower shall furnish to Lender a schedule of such Freddie Mac Servicing Contract Rights and the proposed VPC Servicing Transfer Date.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower (which may include a statement provided through email if such statement is delivered in accordance with Section 11.02), setting forth details of the occurrence referred to therein and stating what action Borrower has taken or proposes to take with respect thereto.
ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default. The following events shall be “Events of Default”:
(a)    The Borrower fails to make a payment in respect of Interest when due or the Borrower fails to cure a Borrowing Base Deficiency, which failure shall continue unremedied for a period of [***] Business Days of the applicable due date, as provided under Section 2.08(b) in each case solely to the extent Borrower provides Lender with written evidence reasonably satisfactory to Lender that such failure is solely the result of an administrative error;
(b)    The Borrower shall fail to make any payment or deposit to be made by it hereunder when due, other than as set forth in clause (a) above (whether of principal or interest at stated maturity, upon acceleration, or at mandatory prepayments), which failure shall continue unremedied for a period of [***] Business Days;
(c)    Borrower shall fail to comply with the requirements of Section 7.01(a)(i)(A), Section 7.01(a)(i)(C), Section 7.01(g), Section 7.01(h)(1) through (4), Section 7.01(l), Section 7.01(cc), Section 7.02(b), Section 7.02(c), Section 7.02(g), Section 7.02(h), Section 7.02(i), Section 7.02(j) or Section 7.03(c) hereof, and such default shall continue unremedied for a period of [***] Business Day; or Borrower shall otherwise fail to observe or perform any other obligation or covenant contained in this Agreement or any other Facility Document and such failure to observe or perform shall continue unremedied for a period of [***] Business Days following knowledge of, or notice to, Borrower;

(d)    Any representation, warranty or certification made or deemed made herein or in any other Facility Document by Borrower or any certificate furnished to Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Section 6.02 which shall be considered solely for the purpose of determining the Market Value of the Eligible Servicing Rights; unless (i) Borrower shall have made any such representations, warranties or certifications with knowledge that they were materially false or misleading at the time made or (ii) any such representations, warranties or certifications have been determined by Lender in its reasonable discretion to be materially false or misleading on a regular basis), and which false or misleading representation, warranty or certification shall continue unremedied for a period of [***] Business Days;
(e)    (1) The failure of the Borrower to be an approved servicer under the guidelines of each Applicable Agency with respect to which any Eligible Servicing Rights pledged under this Agreement relate, (2) the Borrower fails to service or subservice, as applicable, in accordance with any Applicable Agency Guide (subject to any cure right provided by the Agency) and the Lender determines in its good faith discretion that such failure is reasonably likely to have a Material Adverse Effect, (3) the Borrower is terminated as servicer with respect to any Eligible Servicing Rights by any Applicable Agency, (4) the Borrower shall at any time be terminated, revoked or suspended as servicer, for cause, with respect to any whole loan servicing or subservicing rights that make up a material portion of Borrower’s servicing portfolio, (5) Borrower shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by any Agency as an approved seller/servicer or lender, (6) all or a portion of Borrower’s servicing or subservicing portfolio consisting of loans of any Agency is seized, (7) any Agency shall at any time cease to accept delivery of any loan or loans from Borrower under any program or notifies Borrower that any Agency shall cease accepting loan deliveries from Borrower or (8) receipt by Borrower of an unqualified or unconditional notice in writing (including e-mail or other electronic notice) from any Agency indicating material breach, default or material non-compliance by Borrower which entitles such Agency to terminate a Servicing Contract, which notice has not been rescinded or nullified within [***] Business Days of its receipt by Borrower;
(f)    A Subservicer Termination Event shall have occurred and the Borrower shall fail to (i) terminate and identify a replacement Subservicer within [***] days (or such longer period as may be agreed to by Lender) after the occurrence of such Subservicer Termination Event and (ii) replace such Subservicer within [***] days after the occurrence of such Subservicer Termination Event;
(g)    The Lender does not, or ceases to, have a perfected security interest in the Collateral or any material part thereof, subject only to the interests of the Applicable Agency with respect to Eligible Servicing Rights, other than as a result of a release of such security interest by the Lender and such default continues unremedied for a period of [***] Business Day after the earlier of (i) a Responsible Officer of the Borrower having actual knowledge thereof and (ii) written notice of such default from the Lender;
(h)    The Borrower shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) FHA, as an FHA Approved Mortgagee or servicer, (iv) VA as a VA Approved Lender, (v) Fannie Mae as an approved seller/servicer or lender, or (vi) Freddie Mac as an approved seller/servicer or lender;
(i)    (i) Borrower shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Borrower, on the one hand, and Lender or any of Lender’s Affiliates on the other; in each case subject to any applicable grace or cure period; or (ii) Borrower shall have triggered an event of default (howsoever defined under the applicable agreement) under the terms of any repurchase agreement, loan and security agreement, MSFTA/derivatives agreement, or similar credit facility or agreement for borrowed funds entered into by Borrower and any third party which facility or agreement provides for an aggregate borrowing capacity at least equal to the TNW Threshold.
(j)    [Reserved];
(k)    The failure of the Borrower to maintain any net worth requirements, liquidity or other minimum financial covenant requirements of any Applicable Agency;
(l)    Any final judgment or judgments or order or orders for the payment of money in excess of the TNW Threshold in the aggregate shall be rendered against Borrower by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be satisfied (unless said final judgment or judgments shall contain allegations of fraud), discharged (or provisions shall not be made for such discharge), or a stay of execution thereof shall not be procured, within [***] days from the date of entry thereof;
(m)    An Insolvency Event shall occur to Borrower or any of its Affiliates or Subsidiaries;
(n)    Any Governmental Authority (other than an Agency) acting or purporting to act under Governmental Authority shall have taken (A) any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of Borrower, or (B) any action to displace the management of Borrower or to curtail its authority in the conduct of the business of Borrower or (C) any action in the nature of enforcement to remove or restrict, or limit in any material respect, the conduct of the business of Borrower;
(o)    [Reserved];
(p)    A Change of Control of Borrower shall have occurred without the prior consent of Lender;
(q)    This Agreement, the Note, the Pricing Side Letter, any Servicing Contract (but excluding any agreement described in clause (iii) of the definition of “Servicing Contract” herein), any Acknowledgement Agreement shall for whatever reason (including an event of default thereunder) be terminated or shall cease to be in full force and effect, or the enforceability thereof shall be contested by Borrower; or
(r)    (i) Borrower shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the insolvency of, a Multiemployer Plan, (vi) Borrower or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, or (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Borrower to any tax, penalty or other liabilities in the aggregate which would reasonably be expected to have a Material Adverse Effect.
Section 8.02    Remedies.

(a)Optional Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in Section 8.01(m)), the Lender may by written notice to the Borrower, terminate the Facility and declare all Loans and all other Obligations to be immediately due and payable.
(b)Automatic Acceleration. Upon the occurrence of an Event of Default described in Section 8.01(m), the Facility shall be automatically terminated and the Loans and all other Obligations shall be immediately due and payable upon the occurrence of such event, without demand or notice of any kind.
(c)Remedies. Upon any acceleration of the Loans pursuant to this Section 8.02, the Lender, in addition to all other rights and remedies under this Agreement or otherwise, shall have all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. The Borrower agrees, upon the occurrence of an Event of Default and notice from the Lender, to assemble, at its expense, all of the Collateral that is in its possession (whether by return, repossession, or otherwise) at a place designated by the Lender. All out-of-pocket costs incurred by the Lender in the collection of all Obligations, and the enforcement of its rights hereunder, including reasonable attorneys’ fees and legal expenses, shall be paid out of the Collateral. Without limiting the foregoing, upon the occurrence of an Event of Default and the acceleration of the Loans pursuant to this Section 8.02, the Lender may, to the fullest extent permitted by Applicable Law, without notice, advertisement, hearing or process of law of any kind, but subject to the terms of any applicable Acknowledgment Agreement, (i) enter upon any premises where any of the Collateral which is in the possession of the Borrower (whether by return, repossession, or otherwise) may be located and take possession of and remove such Collateral, (ii) sell any or all of such Collateral, free of all rights and claims of the Borrower therein and thereto, at any public or private sale, and (iii) bid for and purchase any or all of such Collateral at any such sale. Any such sale shall be conducted in a commercially reasonable manner and in accordance with Applicable Law. The Borrower hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Lender of any of its rights and remedies upon the occurrence of an Event of Default. Each of the Lender and the Borrower shall have the right (but not the obligation) to bid for and purchase any or all Collateral at any public or private sale. The Borrower hereby agrees that in any sale of any of the Collateral, the Lender is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and the Borrower further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. The Lender shall not be liable for any sale, private or public, conducted in accordance with this Section 8.02(c). If an Event of Default occurs, and upon acceleration of the Loans hereunder, the Loans and all other Obligations shall be immediately due and payable, and Collections on the Eligible Servicing Rights and proceeds of sales and securitizations of Eligible Servicing Rights, and other Collateral will be used to pay the Obligations. The terms set forth in this Section 8.02(c) are subject to the Freddie Mac Requirements and Freddie Mac’s Superior Interest.
(d)In the event that the Borrower receives a notice from any Applicable Agency indicating a material breach, material default or material non-compliance by the Borrower that the Lender reasonably determines may entitle an Applicable Agency to terminate such Borrower as servicer pursuant to the related Servicing Contracts, which breach, default or non-compliance has not been satisfactorily cured or remedied within [***] Business Days of the receipt by the Borrower of such notice, or such lesser time as Lender believes is necessary to protect its interest and provides the Borrower with written notice thereof, as the case may be, the Lender may by written notice to the Borrower, terminate the Facility and declare all Loans and all other Obligations to be immediately due and payable.
ARTICLE IX

ASSIGNMENT

Section 9.01    Restrictions on Assignments. The Borrower shall not assign its rights hereunder or any interest herein without the prior written consent of the Lender. The Lender may, in the ordinary course of its business and in accordance with applicable law, assign any or all of its rights and obligations under this Agreement, under any Loan pursuant to this Agreement or under the other Facility Documents, to any of its Affiliates or Subsidiaries and, with the prior written consent of the Borrower, any bank or other entity; provided, that (i) such assignment is approved by the Applicable Agency, (ii) the Borrower, the Applicable Agency and the related assignee enter into an acknowledgement agreement in which the Applicable Agency acknowledges the related security interest of such assignee in the Servicing Rights, (iii) with respect to any assignment to any of its Affiliates or Subsidiaries, the Lender shall provide the Borrower with notice of such assignment and (iv) with respect to any assignment to a bank or other entity other than to an Affiliate or Subsidiary of Lender, Lender shall provide the Borrower with notice of such assignment and Borrower shall incur no greater liability to such bank or other entity than the liability of Borrower to Lender provided hereunder. The foregoing shall not limit Lender’s ability to pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender pursuant to Section 9.04(b). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Participant (as defined below) and each Lender assignee shall be subject to the requirements set forth in the confidentiality agreement in the form of Exhibit E attached hereto. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, Lender shall be entitled to assign its rights and obligations under this Agreement or issue one or more participation interests to any Person without the consent of Borrower.
Section 9.02    Evidence of Assignment; Endorsement on Notes. The Lender hereby agrees that it shall endorse the Notes to reflect any assignments made pursuant to this Article IX or otherwise. In the event that Lender assigns its rights in accordance with Section 9.01, Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this

Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 9.03    Rights of Assignee. Upon the assignment the Lender of all of its rights and obligations hereunder, under the Notes and under the other Facility Documents to an assignee in accordance with Section 9.01, such assignee shall have all such rights and obligations of the Lender as set forth in such assignment or delegation, as applicable, and all references to the Lender in this Agreement or any Facility Document shall be deemed to apply to such assignee to the extent of such interest. If any interest in any Facility Document is transferred to any assignee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such assignee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.02.
Section 9.04    Permitted Participants; Effect. (a) Lender may, in accordance with applicable law, at any time, upon at least [***] Business Days’ prior written notice to the Borrower, sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to make Advances, or any other interest of Lender hereunder and under the other Facility Documents; provided that Lender shall not be required to provide advance notice to Borrower with respect to participating interests to the Federal Reserve Bank. In the event of any such sale by Lender of participating interests to a Participant, Lender’s obligations under this Agreement to Borrower shall remain unchanged, Lender shall remain solely responsible for the performance thereof and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Facility Documents. Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Lender the proceeds thereof. For the avoidance of doubt, any amounts that are set-off pursuant to the foregoing shall pay, prepay, repay, discharge or otherwise satisfy the obligations owed to the applicable Participant and Lender by the Borrower in an amount equal to the amount of such set-off. Lender, acting solely for this purpose as an agent of Borrower, shall maintain a register on which it enters the name and address of each Participant and each Lender assignee and the principal amounts (and stated interest) of each Participant’s and each Lender assignee, assignee’s interest in the rights and obligations under this Agreement and related Facility Documents (the “Register”) The entries in the Register shall be conclusive absent manifest error, and Borrower and its Affiliates and Lender shall treat each person whose name is recorded in the Register as the owner of the related participation or assignment for purposes of this Agreement. The Register shall be available for inspection by Borrower, Lender and other parties hereto at any reasonable time and from time to time upon reasonable prior notice.

(b)    Lender may furnish any information concerning a Borrower or any of its Subsidiaries in the possession of Lender from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Borrower in writing and securing signed confidentiality agreements and only for the sole purpose of evaluating assignments or participations and for no other purpose. For the avoidance of doubt, no signed confidentiality agreements shall be required in the event information concerning a Borrower or any of its Subsidiaries in the possession of Lender from time to time is furnished to the Federal Reserve Bank in connection with a repledge or rehypothecation or other financing of Advances to the Federal Reserve Bank.

(c)    Borrower agrees to reasonably cooperate with Lender in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Facility Documents in order to give effect to such assignment and/or participation, with any related expenses incurred by Borrower prior to the occurrence of an Event of Default to be paid by Lender.
Section 9.05    Voting Rights of Participants.

    The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Facility Documents other than any amendment, modification, or waiver with respect to any Loan or Committed Amount in which such Participant has an interest which forgives principal, interest, or fees or reduces the interest rate or fees payable with respect to any such Loan or Committed Amount, extends the Loan Repayment Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan or Committed Amount or releases all or substantially all of the Collateral (other than as expressly permitted pursuant to the Facility Documents).
ARTICLE X

INDEMNIFICATION

Section 10.01    Indemnities by the Borrower. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify, the Lender, its Affiliates, successors, permitted transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement, the other Facility Documents, or any transaction contemplated hereby or thereby excluding, however, (a) Indemnified Amounts to the extent a court of competent jurisdiction determines that they resulted from gross negligence, bad faith or willful misconduct on the part of such Indemnified Party, (b) in the event that the Lender has assigned its rights or delegated its obligations in respect of this Agreement, and the Indemnified Amounts with respect to such assignee exceed the Indemnified Amounts that would otherwise have been payable by the Borrower to the Lender, the amount of such excess, (c) any lost profits or indirect, exemplary, punitive or consequential damages of any Indemnified Party and (d) any other amounts specifically identified herein as to which Borrower’s liability is expressly limited, but only to the extent of such express limitation. In any suit, proceeding or action brought by the Lender in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral, the Borrower will save, indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Lender as and when billed by the Lender for all the Lender’s documented out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Lender’s rights under this Loan Agreement, the Note, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrower under the Note is a recourse obligation of the Borrower. Under no circumstances shall any Indemnified Party be liable to the Borrower for any lost profits or indirect, exemplary, punitive or consequential damages. This Section 10.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 10.02    General Provisions. If for any reason the indemnification provided above in Section 10.01 (and subject to the limitations on indemnification contained therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless on the basis of public policy, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

The provisions of this Article X shall survive the termination of this Agreement and the payment of the Obligations.
ARTICLE XI

MISCELLANEOUS

Section 11.01    Amendments, Etc. Neither this Agreement nor any provision hereof may be amended, supplemented, or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender and in accordance with the Freddie Mac Acknowledgment Agreement.
Section 11.02    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including electronic or facsimile communication) and shall be personally delivered or sent by certified mail or overnight air courier, postage prepaid, or by email or facsimile, to the intended party at the address or email address of such party set forth opposite its name on Schedule 11.02 or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered, when received, (ii) if sent by overnight air courier, the next Business Day after delivery to the related air courier service, if delivery is guaranteed as of the next Business Day, (iii) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, and (iv) if transmitted by email, when sent, if sent during business hours (if sent after business hours, then on the next Business Day) except that notices and communications pursuant to Article II shall not be effective until received. In addition to the available means of delivering notice above, all notices and other communication provided for hereunder shall, unless stated otherwise herein, be in writing and shall be effective when sent via email during business hours to the Borrower at legalnotices@uwm.com, and to the Lender at bobbie.theivakumaran@citi.com (if sent via email after business hours, then on the next Business Day).
Section 11.03    No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04    Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns, provided, however, that nothing in the foregoing shall be deemed to authorize any assignment not permitted in Section 9.01.
Section 11.05    Agreement Constitutes Security Agreement; Governing Law; Submission To Jurisdiction; Waivers.

(a)This Agreement shall constitute a security agreement within the meaning of the Uniform Commercial Code.
(b)This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of laws principles (other than section 5-1401 of the New York General Obligations Law, which by its terms applies to this agreement).
(c)each party hereto hereby irrevocably and unconditionally:
(i)submits for itself and its property in any legal action or proceeding relating to this Agreement, the Note and the other Facility Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the state of New York, the federal courts of the United States Of America for the southern district of New York, and appellate courts from any thereof;
(ii)consents that any such action or proceeding may be brought in such courts and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth under its signature below or at such other address of which the lender shall have been notified; provided that, at the time of such mailing an electronic copy of such service of process is also sent by electronic mail to the persons specified in the address for notices for such party on the signature page hereto (or such other persons of which the other parties hereto shall have been notified);
(iv)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(v)waives any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Agreement.
Section 11.06    Entire Agreement. This Agreement, the Freddie Mac Acknowledgment Agreement, and the Facility Documents embodies the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein.
Section 11.07    Acknowledgement. The Borrower and the Lender each hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Note and the other Facility Documents to which it is a party;

(b)neither the Lender nor the Borrower, as the case may be, has a fiduciary relationship to the other, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and
(c)no joint venture exists among or between the Lender and the Borrower.
Section 11.08    Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.
Section 11.09    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by e-mail. The parties intend that electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.
Section 11.10    Confidentiality. The Facility Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (the “Confidential Information”) are proprietary to Lender and shall be held by Borrower in strict confidence and shall not be disclosed to any third party without the consent of Lender except for (a) disclosure to such party’s Affiliates, directors, attorneys, agents or accountants; provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions, or (b) upon prior written notice to Lender, disclosure required by law, rule, regulation or order of a court or other regulatory body, or (c) upon prior written notice to Lender, disclosure to any approved hedge counterparty to the extent necessary to obtain any interest rate protection agreement hereunder, or (d) when circumstances reasonably permit, any disclosures or filing of this Agreement required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in no event shall any Confidential Information other than this Agreement (excluding in all cases the Pricing Side Letter and all terms set forth therein) be disclosed or filed publicly; and provided further that in the case of disclosure by any party pursuant to the foregoing clauses (b), (c), (d), (e) such disclosure is made in any party’s financial statements or footnotes as required by such party’s accountants, and Lender receives prior notice of such disclosure, in accordance with GAAP, and (f) such disclosures are made to buyers or prospective buyers of such party’s business, and its counsel, accountants, representatives and agents; provided that such disclosure is made pursuant to a non-disclosure agreement acceptable to the non-disclosing party and the disclosing party is responsible for the breach of such non-disclosure agreement. Lender agrees that neither Confidential Information nor any Confidential Borrower Financials shall be disclosed to any third party without the consent of Borrower; provided, that Lender shall be authorized to disclose Confidential Information and Confidential Borrower Financials, where such disclosure is made (i) in connection with the exercise of rights of Lender under any existing or proposed agreement or transaction between Lender and Borrower, (ii) with the consent of Borrower, (iii) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority), (iv) at the request of a bank examiner in connection with an examination of Lender or its affiliates, or (v) otherwise as required by applicable law or regulation. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement. Each of Buyer and each Seller acknowledges and agrees that portions of the Information may be subject to the Gramm-Leach-Bliley Act of 1999 (the “GLB”) and each party agrees to treat such information as required by the GLB for financial institutions and as required by applicable state and local privacy laws notwithstanding the termination or expiration of this Agreement.
Section 11.11    Survival. The obligations of the Borrower under Sections 3.02, 10.01, 11.01 and 11.10 hereof shall survive the repayment of the Loans and the termination of this Agreement. The obligations of the Lender under Section 11.10 shall survive for a period of two (2) years following the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.
Section 11.12    Set-Off. In addition to any rights and remedies of the Lender provided by this Agreement and by law, the Lender shall have the right, following the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower. Following the occurrence and during the continuance of an Event of Default, the Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to the Borrower against all of the Borrower’s obligations to the Lender or its Affiliates, whether under this Loan Agreement or under any other agreement between the parties or between the Borrower and any affiliate of the Lender, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 11.13    Erroneous Payments.

(a)(i) If Lender notifies Borrower, Participant, assignee of any party hereto or other recipient that Lender has determined in its sole discretion that any funds received by such recipient from Lender or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to Lender the amount of any such Payment (or portion thereof) as to which such a demand was made, in immediately available funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such

Unintended Recipient to the date such amount is repaid to Lender in immediately available funds at the greater of the Pricing Rate and a rate determined by Lender in accordance with banking industry rules on interbank compensation from time to time in effect. Any Payment shall at all times remain the property of Lender and shall be held in trust by the applicable Unintended Recipient for the benefit of Lender until repaid to Lender pursuant to this Section 11.13(a)(i).
(ii)    To the extent permitted by applicable law, neither Borrower nor any other party hereto (other than Lender) shall assert any right or claim to a Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Lender for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(iii)    A notice from Lender to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)If an Unintended Recipient receives a Payment from Lender (or any of its Affiliates)
(i)that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by Lender (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),
(ii)that was not preceded or accompanied by a Payment Notice, or
(iii)that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) or any Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from Lender to the contrary. Upon demand from Lender, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to Lender the amount of any such Payment (or portion thereof) as to which such a demand was made.
(c)Borrower hereby agrees that the receipt by an Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed to such Unintended Recipient by Borrower.
(d)Without prejudice to the survival of any other agreement of Borrower hereunder, the covenants and obligations of Borrower contained in this Section 11.13 shall survive the termination of this Agreement, any assignment permitted hereunder, and/or the satisfaction and discharge of all Obligations (or any portion thereof) under any Facility Document.
Section 11.14 Provisions Applicable to Freddie Mac and the Collateral.

Notwithstanding anything to the contrary in this Agreement or the other Facility Documents, Lender and Borrower acknowledge and agree that:
(a)     Priority of Freddie Mac. The terms and provisions of this Agreement and the Facility Documents, the transactions contemplated hereby and thereby, the rights and remedies of the parties provided hereby and thereby, the security interest granted herein, and any payments or disbursements hereunder and thereunder are subject and subordinate in all respects to (i) Freddie Mac’s Superior Interests, (ii) the terms and provisions of the Freddie Mac

Acknowledgment Agreement and the other Freddie Mac Requirements, and (iii) all claims of Freddie Mac arising out of or relating to any and all breaches, defaults and outstanding obligations of Borrower to Freddie Mac. In accordance with and subject to the Freddie Mac Acknowledgment Agreement, any funds received by Lender in connection with Lender’s exercise of its rights and remedies with respect to the Collateral will be applied first to reduce any amounts owed to Freddie Mac.
(b)     Collateral. Lender has no security interest, assignment or any other form of pledge, security interest or lien in any collateral other than the Collateral expressly set forth in Section 4.01. The Collateral does not include or convey (i) payments of principal, interest, taxes and/or insurance made in respect of any Freddie Mac Mortgage Loans, (ii) Borrower’s rights or interests to reimbursement for any servicing advances related to Freddie Mac Servicing Contract Rights, (iii) the Freddie Mac Servicing Contract, (iv) Borrower’s rights and claims under the Freddie Mac Acknowledgment Agreement, or (v) the right to (1) perform servicing under the Freddie Mac Guide, (2) terminate Borrower as an approved Freddie Mac Seller/Servicer, (3) terminate the Freddie Mac Servicing Contract (in whole or in part), (4) transfer any of the Freddie Mac Servicing Contract Rights, or (5) any successor servicer.
(c)     Approved Purposes. The Freddie Mac Servicing Contract Rights and related Collateral may only be pledged, and the proceeds of the Loans may only be used, for the purposes set forth in the Freddie Mac Acknowledgment Agreement.
(d)     VPC Agreements. In connection with any Freddie Mac VPC Agreement, effective as of each date of transfer pertaining thereto, and without any payment by Borrower or compliance by Borrower with any other terms and provisions of this Agreement, Lender hereby covenants, represents, and warrants to Freddie Mac, without any further requirement or action by Lender, that Lender shall be conclusively deemed to have fully and finally released its lien, charge, security interest, encumbrance, claims, or interests arising out of or relating to (A) the Collateral pertaining to the Freddie Mac Servicing Contract Rights subject to the applicable transfer of servicing, and (B) the Acknowledgment Agreement, including without limitation, any right to make claims against Freddie Mac (for itself and for any principal), solely as related to the Freddie Mac Servicing Contract Rights subject to the applicable transfer of servicing. If requested by Freddie Mac, Lender shall promptly execute such further documentation as requested by Freddie Mac in order to further effectuate the terms and provisions of this Section 11.14(d). Solely in the event that defined term “Mortgage Loan Eligibility Criteria” or any other provision in either the VPC Agreement or referenced in Section 25(a) of the Freddie Mac Acknowledgment Agreement, is amended to include performing Mortgage Loans (as defined in the VPC Agreement) that would constitute Released Freddie Mac Servicing Rights, then this release provided by Lender in this Agreement as to Release Dates subsequent to the effective date of such amendment shall be subject to further review and approval by Freddie Mac and Lender.
(e)     Terminology. Notwithstanding any extra-contractual meanings, the terms “MSR”, “mortgage servicing rights” and “Servicing Rights” (and any references to ownership thereof by Borrower) (i) are for convenience purposes only as a result of industry and accounting convention, and (ii) in fact refer to conditional servicing contract rights (as further described in the definition of “Freddie Mac Servicing Contract Rights”) with respect to which Borrower may have rights sufficient to satisfy UCC § 9-203(b)(2), but which Borrower cannot own.
(f)     Consent in Sole and Absolute Discretion. Whenever in this Agreement there is a requirement Freddie Mac’s consent, Freddie Mac’s approval, Freddie Mac’s determination, Freddie Mac’s acceptance, Freddie Mac’s judgment or any other phrase of similar nature pertaining to an action required of Freddie Mac, it is understood by such phrase that

Freddie Mac shall exercise the granting or withholding of its consent, approval, determination, acceptance, right or judgment in its sole and absolute discretion.
(g)     Confidentiality. The parties hereto may disclose Confidential Information to Freddie Mac in connection with the Freddie Mac Acknowledgment Agreement.
(h)     Assignment. Lender may not sell or assign any security interest in the Freddie Mac Servicing Contract Rights, in whole or in part, or any of its rights or obligations under this Agreement, except as may be expressly set forth in the Freddie Mac Acknowledgment Agreement and subject to Freddie Mac’s prior written consent.
(i)     Amendment. Any modification or amendment of this Agreement or any of the Facility Documents must be made in compliance with the Freddie Mac Acknowledgment Agreement.
(j)    Third-Party Beneficiary. Freddie Mac shall be an express third-party beneficiary of, and entitled to rely upon in all respects, Sections 4.01, 4.02(b) and this 11.14. Such Sections shall not be amended or modified without the prior written consent of Freddie Mac.
(k)    Conflict. To the extent that any conflict exists or shall be adjudged to exist between the terms and provisions of (i) this Agreement or any of the Facility Documents, and (ii) the Freddie Mac Acknowledgement Agreement, the terms and provisions of the Freddie Mac Acknowledgement Agreement shall govern and control. To the extent that any conflict exists or shall be adjudged to exist between the provisions of (i) this Agreement or any of the Facility Documents and (ii) this Section 11.14, the terms and provisions of this Section 11.14 shall govern and control.
(l)    Facility Documents. With respect to interpretation of the term “Facility Documents” in this Agreement or any of the other Facility Documents:
(i) The Freddie Mac Acknowledgment Agreement shall not be included within the term “Facility Documents” for purposes of this Section 11.14;
(ii) Any references to the phrase “notwithstanding anything to the contrary herein or in any other Facility Document” (or any similar phrasing) shall be interpreted to mean “notwithstanding anything to the contrary herein or in any other Facility Document (other than the Freddie Mac Acknowledgment Agreement)”;
(iii) Inclusion of the Freddie Mac Acknowledgment Agreement within the term “Facility Documents” shall not give to any party hereto any additional rights or remedies in the Freddie Mac Acknowledgment Agreement, nor the ability to assign rights or issue participations in the Freddie Mac Acknowledgment Agreement; and
(iv) The parties hereto shall not use the inclusion of the Freddie Mac Acknowledgment Agreement within the term “Facility Documents” in any way to contest, delay, obstruct, hinder or interfere, directly or indirectly, with rights of Freddie Mac in this Agreement or the Freddie Mac Acknowledgment Agreement or in any way adverse to the interests of Freddie Mac.
Section 11.15    Amendment and Restatement.

The terms and provisions of the Existing LSA shall be amended and restated in their entirety by the terms and provisions of this Agreement and shall supersede all provisions of the Existing LSA as of the date hereof. From and after the date hereof, all references made to the Existing LSA in any Facility Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any power, remedy or right of the Lender, or constitute a waiver of any provision of, or any past noncompliance with the Existing LSA, or any other documents, instruments and agreements executed or delivered therewith or future noncompliance with any of the Facility Documents or any other documents, instruments and agreements executed or delivered therewith, and shall not operate as a consent to any further or other matter under the Facility Documents. Each party hereto agrees and understands that by entering into and performing its obligations hereunder, this Agreement, as it amends and restates the Existing LSA shall not constitute a novation and shall in no way adversely affect or impair the priority of the Lender’s security interest and lien on the Collateral. UWM acknowledges and agrees that all obligations of UWM (including representations and warranties made, and covenants to be performed, prior to the Closing Date) under the Existing LSA will remain outstanding and continue in full force and effect, unpaid, unimpaired and undischarged, and all liens created under the Existing LSA will continue in full force and effect, unimpaired and undischarged having the same perfection and priority for payment and performance of the obligations of UWM as were in place under the Existing LSA.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
UNITED WHOLESALE MORTGAGE, LLC, as Borrower
By: /s/ Alex Elezaj
Name: Alex Elezaj
Title: Executive Vice President, Chief Strategy Officer
CITIBANK, N.A., as Lender
By: /s/ Arunthathi Thievakumaran
Name: Arunthathi Thievakumaran
Title: Vice President
[Loan and Security Agreement (Citi-United Wholesale MSR) (2022)]

SCHEDULE I
DEFINITIONS
1.1    Definitions. As used in this Agreement the following terms have the meanings as indicated:
“Acknowledgement Agreement” means, with respect to (i) Fannie Mae Servicing Rights, any Acknowledgement Agreement to be entered into by and among Fannie Mae, Borrower, and the applicable secured party, pursuant to which Fannie Mae acknowledges the security interest of the Lender or an agent on behalf of the Lender in the Pledged Servicing Rights arising under the Fannie Mae Servicing Contracts, together with any amendments and addenda thereto, and (ii) Freddie Mac Servicing Contract Rights, the Freddie Mac Acknowledgement Agreement, together with any amendments and addenda thereto.
“Adjusted Tangible Net Worth” shall have the meaning set forth in the Pricing Side Letter.
“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided that with respect to Borrower, “Affiliate” shall exclude First Look Appraisals, LLC and Class Valuation LLC. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Agency” means each of Fannie Mae, Freddie Mac and Ginnie Mae.
“Agency Consent Agreements” shall mean, to the extent related to Pledged Servicing Rights, each of (i) the subordination of interest agreements set forth on Schedule VII attached hereto, together with any amendments, modifications or supplements thereto, and (ii) any other applicable agreement entered into among the Borrower and any Agency.
“Agency Event” shall mean, with respect to any Subservicer servicing any Pledged Servicing Rights: (1) the failure of the Subservicer to be an approved seller/servicer or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated under the guidelines of each Applicable Agency with respect to which any Eligible Servicing Rights pledged under this Agreement relate, (2) the Subservicer fails to service or subservice, as applicable, in accordance with any Applicable Agency Guide (subject to any cure right provided by the Agency) and the Lender determines in its good faith discretion that such failure is reasonably likely to have a Material Adverse Effect, (3) the Subservicer is terminated as servicer with respect to any Eligible Servicing Rights by any Applicable Agency, or (4) all or a portion of Subservicer’s servicing or subservicing portfolio consisting of loans of any Agency is seized.
“Agency Financial Covenants” shall mean the financial covenants applicable to Borrower required by each Agency, as applicable, which covenants are set forth in Exhibit 6.01(z) attached hereto.
Schedule I-1

“Agency Obligations” means with respect to any mortgage loan associated with a Specified Seller/Servicer ID, or otherwise attributed to Borrower by any Agency (a) any obligation, cost, fee, claim or liability (actual or contingent) of the Borrower in respect of such Mortgage Loan to indemnify the relevant Agency for any losses incurred in respect of any Mortgage Loan that was determined at the time of sale to have been ineligible for sale to the Agency due to a breach of one or more representations and warranties but accepted for purchase subject to any waiver and indemnity obligations, (b) any and all other obligations, costs, fees, claims or liabilities described from time to time as being sold “with recourse” as such term (or terms of similar meaning) are defined in the Applicable Agency Guide, as amended or supplemented from time to time, and any successor publications thereto having the same general contents and purpose and (c) any and all obligations, costs, fees, claims or liabilities (actual or contingent) imposed by any Agency.
“Alternate Rate” shall mean, with respect to each Interest Period, (a) the per annum rate of interest of the applicable Benchmark Replacement, determined by Lender for such Interest Period, plus (b) the Applicable Margin.
“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.
“Ancillary Income” means all money which is due and payable in connection with each Mortgage Loan other than the Servicing Fee and specifically including, without limitation, late charge fees, assignment transfer fees, insufficient funds check charges, amortization schedule fees, interest from escrow accounts and all other incidental fees and charges and any Float Benefit, in each case, to the extent such amounts are allocable to a Mortgage Loan.
“Anti-Money Laundering Laws” has the meaning set forth in Section 6.01(u).
“Anti-Terrorism Laws” shall mean any Requirements of Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Requirements of Law, all as amended, supplemented or replaced from time to time as applicable to Borrower or its subsidiaries.
“Applicable Agency” means, (i) with respect to Fannie Mae Servicing Rights, Fannie Mae and (ii) with respect to Freddie Mac Servicing Contract Rights, Freddie Mac.
“Applicable Agency Guide” shall mean (i) with respect to Fannie Mae, the Fannie Mae Lender Contract, (ii) with respect to Freddie Mac, the Freddie Mac Guide and (iii) with respect to Ginnie Mae, the Ginnie Mae Guide.
“Applicable Law” shall mean as to any Person, any law, treaty, rule or regulation (including the Investment Company Act of 1940, as amended) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.
“Attributed Rate” shall have the meaning set forth in the Pricing Side Letter.
“Available Loan Amount” shall have the meaning set forth in the Pricing Side Letter.
Schedule I-2

“Basel III” means “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.
“Benchmark” shall mean, (a) initially, the Term SOFR Reference Rate; and (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then current Benchmark, then the applicable Benchmark Replacement. Notwithstanding anything to the contrary herein, Lender shall have the sole discretion to re-set the Benchmark on a daily basis.
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Lender, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, in no event shall the Benchmark Replacement for any Interest Period be deemed to be less than zero.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
Schedule I-3

(a)    a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
“Benchmark Unavailability Period” shall mean, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark pursuant to Section 2.11(e)(i) (rather than pursuant to Section 2.11(c)), each (if any) Interest Period for which Lender determines that (a) adequate and reasonable means do not exist for ascertaining the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) (including, if the Benchmark is the Term SOFR Reference Rate, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) it is unlawful to use the then-current Benchmark to determine the applicable Interest Rate for any Interest Period.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the preamble.
“Borrower Funding Request” means the request to fund a Loan on any Funding Date, substantially in the form of Exhibit 2.03, delivered in accordance with Section 2.03.
“Borrowing Base” has the meaning set forth in the Pricing Side Letter.
“Borrowing Base Deficiency” has the meaning set forth in Section 2.08(b).
“Borrowing Base Report” means the borrowing base report, substantially in a format agreed upon between the Borrower and Lender, delivered by the Lender in accordance with Section 2.04.
“Borrowing Base Shortfall Day” has the meaning set forth in Section 2.08(b).
Schedule I-4

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the states of New York, Texas or Michigan are required or authorized by law to be closed.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including, without limitation, limited and general partnership interests, in a person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents” shall have the meaning set forth in the Pricing Side Letter.
“Change of Control” shall mean, the occurrence of any of the following: (a) any transaction or event as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than SFS Holding Corp. or Mathew Ishbia, is or becomes the beneficial owner directly or indirectly, of more than 50% of the total voting power of UWM Holdings Corporation; (b) any transaction or event as a result of which (i) UWM Holdings Corporation ceases to serve as the manager of UWM Holdings, LLC or (ii) any Person other than SFS Holding Corp. or UWM Holdings, LLC becomes the sole member of, and/or serves as the sole manager of, Borrower; (c) the sale, transfer, or other disposition of all or substantially all of Borrower’s assets (excluding any such action permitted under this Agreement or taken in connection with any securitization transaction or routine sales of Mortgage Loans and Servicing Rights); or (d) the consummation of a merger or consolidation of Borrower with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power or equity interests of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equity holders of the Borrower immediately prior to such merger, consolidation or other reorganization.
“Closing Date” means the date on which all of the conditions set out in Section 5.01 are satisfied or waived in writing by Lender.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“COBRA” has the meaning set forth in Section 6.01(y).
“Collateral” has the meaning set forth in Section 4.01.
“Collateral Account” means, as applicable, each account established by the Borrower for the benefit of Fannie Mae, Freddie Mac or Ginnie Mae (as applicable) as currently set forth on Schedule II attached hereto.
“Collateral Account Activity” has the meaning set forth in Section 7.01(v).
“Collateral Reporting Date” has the meaning set forth in Section 2.03(a).
“Collateral Value” shall have the meaning set forth in the Pricing Side Letter.
Schedule I-5

“Collection Period” means, with respect to any Monthly Settlement Date, the calendar month most recently ended.
“Committed Amount” shall have the meaning set forth in the Pricing Side Letter.
“Commitment Adjustment Notice” means a notice substantially in the form of Exhibit 2.10(b) attached to the Pricing Side Letter.
“Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.01 hereto or another form mutually acceptable to Lender and Borrower.
“Confidential Borrower Financials” shall mean, any financial statements and related supporting documents of Borrower which were clearly marked confidential when received by Lender from Borrower or (i) which was presented to a Responsible Officer of the Lender and (ii) would be understood by a reasonable person to be confidential.
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Determination Date,” “Interest Period,” “Payment Date,” and “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions and other administrative or operational matters) that Lender determines may be appropriate or necessary to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).
“Connection Income Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Loan or any Facility Document).
“Contractual Obligation” shall mean as to any Person, any material provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
“Covered Entity” shall mean (a) Borrower and each of its Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Custodial File” means with respect to any Mortgage Loan, a file pertaining to such Mortgage Loan being held by the Custodian that contains the mortgage documents pertaining to such Mortgage Loan.
Schedule I-6

“Custodian” means any financial institution that holds documents for any of the Mortgage Loans on behalf of the Applicable Agency related thereto.
“Default” means an Event of Default or an Unmatured Event of Default.
“Default Rate” shall have the meaning provided in the Pricing Side Letter.
“Deficiency Threshold” shall have the meaning provided in the Pricing Side Letter.
“Determination Date” shall mean, with respect to any Interest Period, (a) if the Loan is a SOFR Loan, the Periodic Term SOFR Determination Day for such Interest Period, or (b) if the Loan is an Alternate Rate Loan, the date and time determined by Lender in accordance with the Conforming Changes.
“Diligence Expenses” shall have the meaning set forth in Section 7.01(d).
“Disposition” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s Property, or any direct or indirect interest therein to a third party, including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.
“Dollars” means dollars in lawful money of the United States of America.
“Effective Date” means September 27, 2022.
“Eligible Servicing Rights” means, servicing contract rights held by the Borrower that are appurtenant to Mortgage Loans pooled in securitizations by (a) Fannie Mae and/or (b) Freddie Mac and associated with a Specified Seller/Servicer ID, which servicing contract rights in each case also satisfy the eligibility criteria set forth in Schedule 6.02.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any Affiliate, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Borrower is a member.
“Event of Default” has the meaning set forth in Section 8.01.
“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes and branch profits Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, or imposed as a result of a present or former connection between such Lender or recipient and the jurisdiction imposing such Tax (other than such connection arising from such Lender or recipient having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction
Schedule I-7

pursuant to or enforced any Loan Document) (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located (c) any withholding tax that is required to be withheld from amounts payable to a Lender that has failed to comply with Section 3.02(d), (d) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with of Section 3.02(d), (e) in the case of a Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Lender pursuant to the laws in force at the time such Lender becomes a party hereto, or (ii) results from the designation a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.02(a)(ii) and (f) withholding Taxes imposed under FATCA.
“Executive Order” shall mean Executive Order 13224 -- Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.
“Facility” means the loan facility provided to the Borrower by the Lender pursuant to this Agreement.
“Facility Documents” means, subject to Section 11.14(l), this Agreement, the Note, the Pricing Side Letter, each Subservicer Acknowledgment Agreement, each Acknowledgement Agreement, each Subservicing Agreement and all notices, certificates, financing statements and other documents to be executed and delivered by the Borrower in connection with the transactions contemplated by this Agreement.
“Fannie Mae” means Fannie Mae, also known as The Federal National Mortgage Association, or any successor thereto.
“Fannie Mae Guides” means the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, as amended from time to time, and any related announcements, directives and correspondence issued by Fannie Mae.
“Fannie Mae Lender Contract” means, the “Lender Contract” as defined in the Fannie Mae Guides.
“Fannie Mae Servicing Rights” means all Servicing Rights that are Eligible Servicing Rights with respect to Fannie Mae.
“Fannie Mae Stop-Loss Cap” shall have the meaning set forth in the Pricing Side Letter.
“Fannie Mae Stop-Loss Cap Failure” shall have the meaning set forth in the Pricing Side Letter.
“Fannie Mae Stop-Loss Cap Failure Borrowing Base Deficiency” shall have the meaning set forth in the Pricing Side Letter.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Body entered into in connection with the implementation of the foregoing.
Schedule I-8

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Financial Covenants” shall have the meaning set forth in the Pricing Side Letter.
“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in otherwise unrelated companies that are each distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.
“Float Benefit” means the net economic benefit resulting from investments of funds representing escrow and custodial deposits held for the account of the Borrower, or the Applicable Agency relating to the Mortgage Loans.
“Foreign Lender” means any successor or assignee of Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State and Commonwealth thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Freddie Mac” means The Federal Home Loan Mortgage Corporation, its successors and permitted assigns.

“Freddie Mac Acknowledgment Agreement” means the Acknowledgment Agreement, dated as of [●], 2022, entered into among Borrower, Lender and Freddie Mac.
“Freddie Mac Claims Cap Amount” shall have the meaning set forth in the Pricing Side Letter.
“Freddie Mac Claims Cap Failure” shall have the meaning set forth in the Pricing Side Letter.
“Freddie Mac Claims Cap Failure Borrowing Base Deficiency” shall have the meaning set forth in the Pricing Side Letter.
“Freddie Mac Guide” means the Freddie Mac Single-Family Seller/Servicer Guide, as it may be modified, amended or supplemented from time to time.
“Freddie Mac Mortgage Loans” means those Mortgage Loans owned or guaranteed by Freddie Mac.
“Freddie Mac Purchase Documents” has the meaning given to the term “Purchase Documents” in the Freddie Mac Guide.
“Freddie Mac Requirements” means the Freddie Mac Acknowledgment Agreement, the Freddie Mac Servicing Contract, the Freddie Mac Guide and the other Freddie Mac Purchase Documents, in each case, together with any amendments, modifications or supplements thereto.
“Freddie Mac Servicing Contract” means the unitary, indivisible master servicing contract comprising all the rights, duties, obligations, representations, warranties, covenants and agreements between Borrower and Freddie Mac, as set forth in the Freddie Mac Purchase Documents.
Schedule I-9

“Freddie Mac Servicing Contract Rights” means the indivisible, conditional, non-delegable right and obligation of the Borrower to perform servicing of the Mortgage Loans for Freddie Mac in accordance with, subject to, and under the Freddie Mac Servicing Contract.
“Freddie Mac’s Superior Interest” means (i) the first-priority and continuing security interest of Freddie Mac in the Freddie Mac Collateral (as defined in the Freddie Mac Acknowledgment Agreement), and (ii) all rights, powers, interests, and prerogatives of Freddie Mac under the Freddie Mac Requirements.
“Freddie Mac VPC Agreement” means any bulk or flow purchase Voluntary Partial Cancellation of Servicing Contract Rights Agreement by and between Freddie Mac and Borrower, whether currently in effect or executed in the future, whereby Borrower relinquishes Servicing Contract Rights to Freddie Mac, as amended or modified from time to time.
“Funding Date” shall mean the date on which Lender makes any Loan hereunder.
“Funding Notice Date” means the date on which Borrower shall deliver a Borrower Funding Request, which shall be no later than (i) [***] Business Day prior to any Funding Date in which no new Eligible Servicing Rights are being added to the Collateral and (ii) three (3) Business Days prior to each Funding Date where new Eligible Servicing Rights are to be added to the Collateral.
“GAAP” shall mean United States Generally Accepted Accounting Principles inclusive of, but not limited to, applicable statements of Financial Accounting Standards issued by the Financial Accounting Standards Board, its predecessors and successors and SEC Staff Accounting Guidance as in effect from time to time applied on a consistent basis.
“Ginnie Mae” means Ginnie Mae, formerly known as The Government National Mortgage Association, or any successor thereto.
“Ginnie Mae Guides” shall mean the Ginnie Mae Handbook 5500.3 and all amendments and additions thereto.
“Governing Document” shall mean, as applicable, each limited liability company agreement, limited partnership agreement, operating agreement, trust agreement, articles or certificate of incorporation or formation, by-laws and/or any other document governing the formation, operation and existence of any Person.
“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement.
“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Affiliates or Subsidiaries or any of its properties.
“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the
Schedule I-10

term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgage Loan or mortgaged property, to the extent required by Borrower. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) payment obligations of such Person under repurchase agreements, single seller financing facilities, servicing advance financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others Guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument; provided that such Indebtedness shall exclude any non-recourse debt or obligation; provided, that “Indebtedness” shall not include Non-Recourse Debt.
“Indemnified Amounts” has the meaning set forth in Section 10.01.
“Indemnified Party” has the meaning set forth in Section 10.01.
“Indemnified Taxes” means Taxes other than (i) Excluded Taxes and (ii) Other Taxes.
“Initial Borrower Funding Request” means the request to fund the Loan on the Initial Funding Date, substantially in the form of Exhibit 2.03, delivered in accordance with Section 2.03.
“Initial Borrowing Base Report” means the initial borrowing base report delivered by the Lender in accordance with Section 2.04 based on the information set forth in the related Servicing Schedule with respect to the Collateral then pledged to Lender hereunder.
“Initial Funding Date” means the Funding Date on which the first Loan is made pursuant to this Agreement, as specified in the Initial Borrower Funding Request.
“Insolvency Event” shall mean, as to any Person, the occurrence of any of the following events: (1) such Person files a voluntary petition in bankruptcy, seeks relief under any provision of any Insolvency Law or consents to the filing of any petition against it under any such law; (2) a proceeding shall have been instituted by such Person in a court having jurisdiction in the
Schedule I-11

premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable Insolvency Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, (3) a proceeding shall have been instituted against such Person in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable Insolvency Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its Property, or for the winding-up or liquidation of its affairs and such Person shall have failed to obtain a relief (including, without limitation, a dismissal) or a stay of such involuntary proceeding within [***] days, (4) the admission in writing by such Person of its inability to pay its debts as they become due, (5) such Person consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official, of all or any part of its Property or any custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official takes possession of all or any part of the Property of such Person; (6) such Person makes an assignment for the benefit of any of its creditors; or (7) such Person generally fails to pay its debts as they become due.
“Insolvency Law” shall mean any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction in effect at any time during the term of this Agreement.
“Interest Rate” shall have the meaning set forth in the Pricing Side Letter.
“Interest Period” means, for any Loan, (i) an initial period beginning on the Funding Date for such Loan and ending on the last day of the calendar month in which such Funding Date occurs; and (ii) subsequent consecutive periods thereafter, beginning on the first day of each subsequent calendar month and ending on the earlier of (x) the last day of the same calendar month in which such Interest Period began and (y) the Loan Repayment Date.
“Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.
“Lender” means Citibank, N.A.
“Lien” means with respect to any property or asset of any Person (a) any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property or asset or (b) the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement or other title retention agreement, and in each case, other than the interest of the Applicable Agency’s rights and interests in the related Eligible Servicing Rights.
“Liquidity” shall have the meaning set forth in the Pricing Side Letter.
“Loan Repayment Date” shall mean, the earliest to occur of (i) September 26, 2023, (ii) a Change of Control of the Borrower, or (iii) if such day is not a Business Day, the immediately preceding Business Day, or such earlier date as may be notified by Lender in accordance with Section 8.02(a).
“Loans” has the meaning set forth in Section 2.01.
“Margin Call” has the meaning set forth in Section 2.08.
“Margin Deficit” has the meaning set forth in the Master Repurchase Agreement.
Schedule I-12

“Market Value” shall have the meaning set forth in the Pricing Side Letter.
“Master Repurchase Agreement” shall mean that certain master repurchase agreement, dated as of October 30, 2020, among Lender, as buyer, Borrower, as a seller, and United Shore Repo Seller 3 LLC, as a seller.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of the Borrower, taken as a whole, (b) the ability of the Borrower to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of Lender under any of the Facility Documents, (e) a material portion of the Collateral or (f) the validity, perfection or enforceability of Lender’s security interest in the Collateral.
“MBS” means Mortgage Backed Security.
“Monthly Settlement Date” means the 18th day of each calendar month or, if such 18th is not a Business Day, the first Business Day thereafter, or such other date occurring at least once each month as may be agreed to by the Borrower and Lender, commencing in the month immediately following the month in which the initial Loan is funded.
“Moody’s” means Moody’s Investors Service, Inc. or its successor in interest.
“Mortgage” means a mortgage, mortgage deed, deed of trust, or other instrument creating a first lien on or first priority security interest in an estate in fee simple in real property securing a Mortgage Note including any riders, assumption agreements or modifications relating thereto.
“Mortgage File” means, with respect to any Mortgage Loan, a file or files pertaining to such Mortgage Loan that contains the mortgage documents pertaining to such Mortgage Loan and incorporated herein by reference, and any additional mortgage documents pertaining to such Mortgage Loan required by the Applicable Agency Guide.
“Mortgage Loan” means any mortgage loan serviced by the Borrower pursuant to any Servicing Contracts.
“Mortgage Note” means note or other evidence of indebtedness of a Mortgagor secured by a Mortgage pertaining to a Mortgage Loan.
“Mortgagor” means the obligor on a Mortgage Note.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by either Borrower or any ERISA Affiliate or as to which either Borrower or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.
“MV Criteria” shall have the meaning set forth in the Pricing Side Letter.
“Net Income” shall have the meaning set forth in the Pricing Side Letter.
“Net Worth” shall have the meaning set forth in the Pricing side Letter.
“Non-Recourse Debt” means liabilities for which the assets securing such obligations are the only source of repayment.
Schedule I-13

“Note” means the promissory note of the Borrower issued to the Lender, in substantially the form of Exhibit 2.02(a), as amended from time to time, and any replacement thereof or substitution therefor.
“Obligations” means the Outstanding Aggregate Loan Amount, all accrued and unpaid interest thereon, any servicing, subservicing. termination, deboarding, exit or similar fees and amounts (if any) paid by Lender and all other amounts payable by the Borrower to the Lender pursuant to this Agreement, the Note or any other Facility Document.
“Official Body” means any central bank or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
“Opinion of Counsel” means a written opinion of counsel, reasonably acceptable to each Person to whom such opinion is addressed.
“Optional Prepayment Date” has the meaning set forth in Section 2.09.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes arising from any payment made hereunder or under any other Facility Document or from the execution, delivery or enforcement of this Loan Agreement or any other Facility Document.
“Outstanding Aggregate Loan Amount” means, at any time, the aggregate principal amount of the Loans funded by the Lender, minus the aggregate amount of payments received by the Lender prior to such time and applied to reduce the principal amount of the Loans.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning specified in Section 9.04.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”
“Person” means any individual, corporation, estate, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, business trust, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity of a similar nature.
“Plan” shall mean an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and that is either covered by Title IV of ERISA or is subject to the minimum funding standards under section 412 of the Code or section 303 of ERISA, other than a Multiemployer Plan.
“Pledged Servicing Rights” means any Eligible Servicing Rights with respect to which the Lender’s security interest has not been released by Lender.
“Pool” means a group of Mortgage Loans, which are the security for a mortgage-backed security issued by an Applicable Agency or any part of a whole loan portfolio of an Applicable Agency.
Schedule I-14

“Pre-Default Diligence Cap” shall have the meaning set forth in the Pricing Side Letter.
“Prepayment Notice” means a notice substantially in the form of Exhibit 2.09.
“Pricing Side Letter” means that certain pricing side letter, dated September 27, 2022, between Citibank, N.A. and United Wholesale Mortgage, LLC.
“Prime Rate” shall mean rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the U.S. If more than one such “Prime rate” is published in The Wall Street Journal for a day, the average of such “Prime rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime rate” for the U.S., Lender shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event will the Prime Rate be deemed to be less than zero.
“Prohibited Jurisdiction” means, any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.
“Prohibited Person” shall mean any Person:
(i)listed in the Annex to the Executive Order, or otherwise subject to the provisions of, the Executive Order;
(ii)that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
(iv)that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(v)that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
(vi)that is an Affiliate of a Person listed above.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Register” has the meaning set forth in Section 9.02.
“Related Escrow Account Balances” means the balance, on the related Funding Date, of any escrow or impound accounts maintained by the Borrower which relate to any Mortgage Loan, including, without limitation, items escrowed for mortgage insurance, property taxes (either real or personal), hazard insurance, flood insurance, ground rents, or any other escrow or impound items required by any Mortgage Note or Mortgage, reduced by any unpaid real estate
Schedule I-15

taxes or insurance premiums required to be paid by the Borrower, with respect to which amounts have been escrowed by the related Mortgagor.
“Related Principal and Interest Custodial Accounts” means all principal and interest custodial accounts maintained by the Borrower that relate to any Mortgage Loan or Pool.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).
“Requirement(s) of Law” means, with respect to any Person or any of its property, the certificate of incorporation or articles of association and by-laws, certificate of limited partnership, limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and retail installment sales acts).
“Responsible Officer” or “Financial Authorized Officer” means (a) with respect to the Borrower, the chief executive officer, president, chief financial officer, treasurer, senior, vice or assistant vice president, assistant treasurer, secretary or assistant secretary of the Borrower, or any other officer having substantially the same authority and responsibility; provided, that with respect specifically to the obligations of the Borrower set forth in Section 6.01(i) and Section 7.01(h) hereof, only the chief financial officer, treasurer, assistant treasurer, or comptroller of the Borrower shall be deemed to be a Responsible Officer; and (b) with respect to the Lender, a lending officer charged with responsibility for the day to day management of the relationship of such institution with the Borrower.
“Restricted Payment” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, warrants, options or rights therefor) issued by such Person, which may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly other than payments made in the ordinary course solely for the purpose of originating, servicing, subservicing and/or administrating Mortgage Loans.
“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.
“Sanctioned Country” has the meaning set forth in Section 6.01(v).
Schedule I-16

“Sanctioned Person” has the meaning set forth in Section 6.01(v).
“Sanctions” has the meaning set forth in Section 6.01(v).
“Servicer” means Borrower in its capacity as servicer of any Mortgage Loans.
“Servicing Contracts” means (i) with respect to all Fannie Mae Servicing Rights, the Fannie Mae Lender Contract, (ii) with respect to all Freddie Mac Servicing Contract Rights, the Freddie Mac Servicing Contract and (iii) any other agreement in any form between the Borrower and any Applicable Agency with respect to the servicing of any Pools regarding the Applicable Agency, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Servicing Fee” means the total amount of the fee payable to the Servicer as compensation for subservicing and administering the Mortgage Loans.
“Servicing Rights” means with respect to each Mortgage Loan (other than Freddie Mac Mortgage Loans), all of the Borrower’s right, title and interest in, to and under the related Servicing Contract, whether now or hereafter existing, acquired or created, whether or not yet accrued, earned, due or payable, as well as all other present and future right and interest under such Servicing Contract, including, without limitation, the indivisible, conditional and non-delegable right (i) to service the Mortgage Loans under the related Servicing Contracts, (ii) to receive the Servicing Fee income payable after the related Funding Date (including without limitation, any Uncollected Fees), (iii) to any and all Ancillary Income received after the related Funding Date, (iv) to hold and administer the Related Escrow Account Balances, (v) to hold and administer, in accordance with the related Servicing Contract, the Related Principal and Interest Custodial Account, the Custodial File, and the Mortgage File arising from or connected to the servicing or subservicing of such Mortgage Loan under this Agreement, and (vi) all proceeds, income, profits, rents and products of any of the foregoing including, without limitation, all of the Borrower’s rights to proceeds of any sale or other disposition of the Servicing Rights. With respect to Freddie Mac Mortgage Loans, “Servicing Rights” means the Freddie Mac Servicing Contract Rights.
“Servicing Schedule” shall mean an electronically delivered schedule delivered by the Borrower to Lender or its designee (including any Person identified on Schedule 7.01(i)) in accordance with Section 2.03(a), and otherwise from time to time on a monthly basis or as otherwise requested by Lender with respect to all Collateral pledged or to be pledged to Lender hereunder; it being understood that Lender shall limit such requests to one occurrence per calendar month; provided that Borrower shall update the Servicing Schedule as an when required under Sections 2.03 and 4.05 in connection with the pledge of additional Eligible Servicing Rights or any release of Pledged Servicing Rights, as applicable. Each Servicing Schedule shall contain updated information with respect to the Collateral and all Agency Obligations as of the date of delivery of such Servicing Schedule.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the SOFR Rate.
Schedule I-17

“SOFR Rate” shall mean the sum of (a) Term SOFR applicable to such Interest Period and (b) the Applicable Margin.
“Solvent” has the meaning set forth in Section 6.01(g).
“Specified Seller/Servicer ID” shall mean each Seller/Servicer ID identified pursuant to an Acknowledgment Agreement with the Applicable Agency, if any.
“Subservicer” shall mean (i) Cenlar FSB or (ii) any Person engaged by the Borrower, with the written consent of Lender (not to be unreasonably delayed, conditioned or withheld), to subservice the Mortgage Loans, together with its permitted successors and assigns.
“Subservicing Agreement” means any subservicing agreement between Borrower and any Subservicer to the extent of any Subservicer other than Borrower.
“Subservicer Termination Event” means (i) the occurrence of an Insolvency Event with respect to any Subservicer or (ii) the occurrence of an Agency Event with respect to any Subservicer, (iii) an event that entitles Borrower to terminate a Subservicer for cause (subject to any cure right(s) that may exist under the Subservicing Agreement unless the default is of such a type as to be incapable of being cured) under the Subservicing Agreement and (iv) a Subservicer’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Subservicer, as a “going concern” or a reference of similar import or shall indicate that such Subservicer, is insolvent.
“Subsidiary” means a corporation of which a Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
“Tangible Net Worth” shall have the meaning set forth in the Pricing Side Letter.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to each day in an Interest Period, the Term SOFR Reference Rate determined daily for a one-month period on such day (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than zero.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).
Schedule I-18

“Term SOFR Reference Rate” shall mean the one-month forward-looking term rate based on SOFR, currently identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.
“Total Indebtedness” shall have the meaning set forth in the Pricing Side Letter.
“TNW Threshold” shall have the meaning set forth in the Pricing Side Letter.
“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Uncollected Fees” means with respect to any Mortgage Loan, any accrued late charges, insufficient funds fees, assumption fees, and other fees charged to Mortgagors in connection with the servicing or subservicing of such Mortgage Loan which have not been collected by the Borrower or Subservicer as of the related Funding Date.
“Uncommitted Amount” shall have the meaning set forth in the Pricing Side Letter.
“Unmatured Event of Default” means any event that, with the giving of notice or lapse of time, or both, would become an Event of Default.
“Valuation Agent” shall mean a qualified, unaffiliated third party (acceptable to Lender in its sole reasonable discretion including but not limited to any independent third party appointed by the Lender in its sole reasonable discretion pursuant to Section 7.01(d)) that specializes in establishing a fair market value of servicing portfolios with respect to mortgage loans substantially similar to the mortgage loans originated, serviced or acquired by the Borrower.
“Valuation Assumptions” shall have the meaning set forth in the Pricing Side Letter.
“VPC Servicing Transfer Date” has the meaning given to such term in the Freddie Mac VPC Agreement.

“Voting Stock” means, with respect to any person, such person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such person under ordinary circumstances.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Schedule I-19

SCHEDULE 5.02
CONDITIONS PRECEDENT TO EACH LOAN
(including, with respect to paragraphs (b)-(e) inclusive,
to the automatic continuation of a Loan upon the conclusion of an Interest Period)
(a)The Lender shall have received a duly executed copy of the Borrower Funding Request for such Loan in accordance with Section 2.03;
(b)The making of such Loan, and the application of the proceeds thereof, shall not result in the Outstanding Aggregate Loan Amount exceeding the lesser of (i) the Borrowing Base and (ii) the then current Committed Amount plus the Uncommitted Amount;
(c)The making of such Loan, and the application of the proceeds thereof, shall not result in a Borrowing Base Deficiency;
(d)On the applicable Funding Date, the following statements shall be true (and the Borrower by delivering such Borrower Funding Request shall be deemed to have certified that):
(i)the representations and warranties set forth in Article VI are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case, such representation or warranty shall have true and correct as of such date);
(ii)the Borrower is in compliance with all covenants set forth in Article VII;
(iii)all conditions precedent to the making of such Loan have been satisfied;
(iv)no Default or Event of Default has occurred and is continuing, or would result from such Loans; and
(v)all of the Servicing Rights included in the most recently delivered Servicing Schedule are Eligible Servicing Rights, except for any non-qualifying Servicing Rights listed as such therein, have been identified on such Servicing Schedule;
(e)The amount of the any Loan shall be not less than $500,000;
(f)The Lender shall have received (i) with respect to the Initial Borrower Funding Request, the initial Servicing Schedule with respect to all Collateral to be pledged on the initial Funding Date; and (ii) with respect to any subsequent Borrower Funding Request, an updated Servicing Schedule with respect to all Collateral to be pledged on the related Funding Date on or prior to time required by Section 2.03;
(g)All Facility Documents shall continue to be in full force and effect;
(h)The Borrower shall have delivered to the Lender with respect to each Agency, a report prepared by Borrower regarding such Agency listing all outstanding Agency Obligations, fees, costs, claims and liabilities of the Borrower to such Agency, whether under any Servicing Contract or otherwise as and when required pursuant to Section 2.03, which report shall contain be in form and substance as set forth in Section 7.01(x);
Schedule 5.02-1

(i)Borrower shall have paid to Lender all fees and expenses due and owing to Lender in accordance with this Agreement and any other Facility Document including, without limitation the amount of any Commitment Fees then due and owing, and all of Lender’s attorney fees and expenses and due diligence and valuation expenses then due and owing;
(j)The Loan Repayment Date shall not have occurred;
(k)Borrower shall have provided Lender with copies of any ESS Transaction Documents prior to the related Subordination Agreement Effective Date;
(l)Except with respect to a Funding Notice Date, Lender shall have received any other information requested by Lender with respect to the Eligible Servicing Rights;
(m)To the extent that a Stop-Loss Cap Failure has occurred and is continuing, (i) Borrower shall have delivered to Lender an updated Agency Obligations report in accordance with Section 7.01(r), (ii) Lender shall have recalculated the Borrowing Base based on such updated Agency Obligations report and (iii) any resulting Borrowing Base Deficiency has been cured; and
(n)Notwithstanding anything contained herein to the contrary; Borrower shall have until October 7, 2022 to deliver the opinions requested in Section 5.01(g) to Lender.

Schedule 5.02-2